Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA

(In thousands except per common share amounts and number of employees)
For the fiscal years ended September 30	2005	2004	2003	2002	2001
Net sales	$125,198	$111,226	$102,926	$101,536	$130,405

Gross profit (1)	$71,491	$63,469	$55,766	$50,632	$61,276

Sales, marketing, general and administrative (1)	37,703	34,529	34,678	43,472	44,032
Research and development	16,531	17,159	15,968	19,530	18,335
Restructuring	—	—	(600)	2,696	1,121
Acquired in-process research and development	300	—	—	3,100	—
Loss on sale of MiLAN assets	—	—	—	3,617	—
Gain from forgiveness of grant payable	—	—	(553)	(1,068)	—

Operating income (loss)	16,957	11,781	6,273	(20,715)	(2,212)

Total other income, net	1,026	369	296	1,255	2,397

Income (loss) before income taxes and cumulative effect of accounting change	17,983	12,150	6,569	(19,460)	185

Income tax provision (benefit)	318	3,487	(23)	(6,675)	66

Income (loss) before cumulative effect of accounting change	17,665	8,663	6,592	(12,785)	119

Cumulative effect of accounting change	—	—	(43,866)	—	(1,902)

Net income (loss)	$17,665	$8,663	$(37,274)	$(12,785)	$(1,783)

Net income (loss) per common share, basic:
Income (loss) before cumulative effect of accounting change	$0.79	$0.41	$0.31	$(0.65)	$—
Cumulative effect of accounting change	—	—	(2.08)	—	(0.12)

Net income (loss) per common share	$0.79	$0.41	$(1.77)	$(0.65)	$(0.12)

Net income (loss) per common share, diluted
Income (loss) before cumulative effect of accounting change	$0.76	$0.39	$0.31	$(0.65)	$—
Cumulative effect of accounting change	—	—	(2.07)	—	(0.12)

Net income (loss) per common share	$0.76	$0.39	$(1.76)	$(0.65)	$(0.12)

Working capital (total current assets less total current liabilities)	$69,995	$82,090	$57,793	$62,662	$74,233

Total assets	177,631	150,465	132,540	180,828	139,453

Long-term debt and capital lease obligations	1,181	—	—	4,989	5,499

Stockholders’ equity	153,537	127,079	105,863	151,180	112,917

Book value per common share	6.78	5.83	5.23	6.80	7.39

Number of employees	481	341	358	407	425

(1)	Amortization of purchased and core technology has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This Annual Report contains certain statements that are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.
The words “believe,” “anticipate,” “intend,” “estimate,” “target,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other expressions, which are predictions of or indicate future events and trends and which do not relate to historical matters, identify forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
The future operating results and performance trends of the Company may be affected by a number of factors, including, without limitation, those described under “Risk Factors” below. Those risk factors, and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its quarterly reports on Form 10-Q and its registration statements, could cause the Company’s actual future results to differ materially from those projected in the forward-looking statements as a result of the factors set forth in the Company’s various filings with the Securities and Exchange Commission and of changes in general economic conditions, changes in interest rates and/or exchange rates and changes in the assumptions used in making such forward-looking statements.
RISK FACTORS
The Company’s dependence on new product development and the rapid technological change that characterizes the Company’s industry make it susceptible to loss of market share resulting from competitors’ product introductions and similar risks.
The communications technology industry is characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, short product life cycles and rapidly changing customer requirements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. The Company’s future success will depend on its ability to enhance its existing products, to introduce new products to meet changing customer requirements and emerging technologies, and to demonstrate the performance advantages and cost-effectiveness of its products over competing products. Failure by the Company to modify its products to support new alternative technologies or failure to achieve widespread customer acceptance of such modified products could cause the Company to lose market share and cause its revenues to decline.
The Company may experience delays in developing and marketing product enhancements or new products that respond to technological change, evolving industry standards and changing customer requirements. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of these products or product enhancements, or

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
that its new products and product enhancements will adequately meet the requirements of the marketplace and achieve any significant or sustainable degree of market acceptance in existing or additional markets. Failure by the Company, for technological or other reasons, to develop and introduce new products and product enhancements in a timely and cost-effective manner could have a material adverse effect on the Company. In addition, the future introductions or announcements of products by the Company or one of its competitors embodying new technologies or changes in industry standards or customer requirements could render the Company’s then-existing products obsolete or unmarketable. There can be no assurance that the introduction or announcement of new product offerings by the Company or one or more of its competitors will not cause customers to defer the purchase of the Company’s existing products, which could cause its revenues to decline.
The Company intends to continue to devote significant resources to its research and development, which, if not successful, could cause a decline in its revenues and harm its business.
The Company intends to continue to devote significant resources to research and development in the coming years to enhance and develop additional products. For the fiscal years ended 2005, 2004, and 2003, the Company’s research and development expenses comprised 13.2%, 15.4%, and 15.5%, respectively, of total net sales. If the Company is unable to develop new products as a result of its research and development efforts, or if the products the Company develops are not successful, its business could be harmed. Even if the Company develops new products that are accepted by its target markets, the net revenues from these products may not be sufficient to justify its investment in research and development.
A substantial portion of the Company’s recent development efforts have been directed toward the development of new products targeted to manufacturers of intelligent, network-enabled devices and other embedded systems in various markets, including markets in which networking solutions for embedded systems have not historically been sold, such as markets for industrial automation equipment, security equipment and medical equipment. The Company’s financial performance is dependent upon the development of the intelligent device markets that the Company is targeting, and the Company’s ability to successfully compete and sell its products to manufacturers of these intelligent devices.
Certain of the Company’s products that generate a substantial amount of its revenue are sold into mature markets, which could limit the Company’s ability to continue to generate revenue from these products.
Certain of the Company’s products provide asynchronous and synchronous data transmissions via add-on cards. The market for add-on asynchronous and synchronous data communications cards is mature. Furthermore, certain applications of the Company’s embedded network interface cards are also considered mature. Asynchronous, synchronous, and network interface cards generated approximately 37.5% of the Company’s revenues in fiscal 2005. As the overall market for these products decreases due to the adoption of new technologies, the Company expects that its revenues from these products will continue to decline. As a result, the Company’s future prospects depend in large part on its ability to acquire or develop and successfully market additional products that address growth markets.
The Company’s failure to effectively manage product transitions could have a material adverse effect on the Company’s revenues and profitability.
From time to time, the Company or its competitors may announce new products, capabilities, or technologies that may replace or shorten the life cycles of the Company’s existing products. Announcements of currently planned or other new products may cause customers to defer or

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
stop purchasing the Company’s products until new products become available. Furthermore, the introduction of new or enhanced products requires the Company to manage the transition from older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. The Company’s failure to effectively manage transitions from older products could have a material adverse effect on the Company’s revenues and profitability.
The Company’s failure to compete successfully in its highly competitive market could result in reduced prices and loss of market share.
The market in which the Company operates is characterized by rapid technological advances and evolving industry standards. The market can be significantly affected by new product introductions and marketing activities of industry participants. The Company competes for customers on the basis of product performance in relation to compatibility, support, quality and reliability, product development capabilities, price, and availability. Certain of the Company’s competitors and potential competitors may have greater financial, technological, manufacturing, marketing, and personnel resources than the Company. Present and future competitors may be able to identify new markets and develop products more quickly, which are superior to those developed by the Company. They may also adapt new technologies faster, devote greater resources to research and development, promote products more aggressively, and price products more competitively than the Company. There are no assurances that competition will not intensify or that the Company will be able to compete effectively in the markets in which the Company competes.
The cyclicality of the semiconductor industry may result in substantial period-to-period fluctuations in operating results.
The Company’s semiconductor products provide networking capabilities for intelligent, network-enabled devices and other embedded systems. The semiconductor industry is highly cyclical and subject to rapid technological change and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. The semiconductor industry also periodically experiences increased demand and production capacity constraints. As a result, the Company may experience substantial period-to-period fluctuations in operating results due to general semiconductor industry conditions.
Loss of one or more of the Company’s key customers could have an adverse effect on the Company’s revenues.
Tech Data and Ingram Micro, distributors, comprised 12.9% and 8.6% of net sales, respectively, during the fiscal year ended 2005. During fiscal 2004 and 2003 Tech Data comprised 15.6% and 15.2% of net sales, respectively, and Ingram Micro comprised 9.7% and 11.3% of net sales, respectively. The potential loss of distributors Tech Data and Ingram Micro would have less impact than if end-user customers were lost. The Company’s sales are primarily made on the basis of purchase orders rather than under long-term agreements, and therefore, any customer could cease purchasing the Company’s products at any time without penalty. The decision of any key customer to cease using the Company’s products or a material decline in the number of units purchased by a significant customer could have a material adverse effect on the Company’s revenues.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
The long and variable sales cycle for certain of the Company’s products makes it more difficult for the Company to predict its operating results and manage its business.
The sale of the Company’s products typically involves a significant technical evaluation and commitment of capital and other resources by potential customers and end users, as well as delays frequently associated with end users’ internal procedures to deploy new technologies within their products and to test and accept new technologies. For these and other reasons, the sales cycle associated with certain of the Company’s products is typically lengthy and is subject to a number of significant risks, including end users’ internal purchasing reviews, that are beyond the Company’s control. Because of the lengthy sales cycle and the large size of certain customer orders, if orders forecasted for a specific customer for a particular quarter are not realized in that quarter, the Company’s operating results for that quarter could be materially adversely affected.
The Company depends on manufacturing relationships and on limited-source suppliers, and any disruptions in these relationships may cause damage to the Company’s customer relationships.
The Company procures all parts and certain services involved in the production of its products and subcontracts most of its product manufacturing to outside firms that specialize in such services. Although most of the components of the Company’s products are available from multiple vendors, the Company has several single-source supplier relationships, either because alternative sources are not available or because the relationship is advantageous to the Company. There can be no assurance that the Company’s suppliers will be able to meet the Company’s future requirements for products and components in a timely fashion. In addition, the availability of many of these components to the Company is dependent in part on the Company’s ability to provide its suppliers with accurate forecasts of its future requirements. Delays or lost sales could be caused by other factors beyond the Company’s control, including late deliveries by vendors of components. If the Company is required to identify alternative suppliers for any of its required components, qualification and pre-production periods could be lengthy and may cause an increase in component costs and delays in providing products to customers. Any extended interruption in the supply of any of the key components currently obtained from limited sources could disrupt the Company’s operations and have a material adverse effect on the Company’s customer relationships and profitability.
The Company’s use of suppliers in Southeast Asia involves risks that could negatively impact the Company.
The Company uses suppliers in Southeast Asia. Product delivery times may be extended due to the distances involved, requiring more lead-time in ordering. In addition, ocean freight delays may occur as a result of labor problems, weather delays or expediting and customs issues. Any extended delay in receipt of the component parts could eliminate anticipated cost savings and have a material adverse effect on the Company’s customer relationships and profitability.
The Company’s ability to compete could be jeopardized if the Company is unable to protect its intellectual property rights.
The Company’s ability to compete depends in part on its proprietary rights and technology. Its proprietary rights and technology are protected by a combination of copyrights, trademarks, trade secrets and patents.
The Company enters into confidentiality agreements with all employees, and sometimes with its customers and potential customers, and limits access to the distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
adequate to prevent the misappropriation of its technology. The Company’s pending patent applications may be denied and any patents, once issued, may be circumvented by the Company’s competitors. Furthermore, there can be no assurance that others will not develop technologies that are superior to the Company’s technologies. Despite the Company’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of its products or to obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company’s means of protecting its proprietary rights in the United States or abroad will be adequate or that competing companies will not independently develop similar technology. The Company’s failure to adequately protect its proprietary rights could have a material adverse effect on the Company’s competitive position and result in loss of revenue.
From time to time, the Company is subject to claims and litigation regarding intellectual property rights or other claims, which could seriously harm the Company and require the Company to incur significant costs.
The communications technology industry is characterized by frequent litigation regarding patent and other intellectual property rights. From time to time, the Company receives notification of a third-party claim that its products infringe other intellectual property rights. Any litigation to determine the validity of third-party infringement claims, whether or not determined in the Company’s favor or settled by the Company, may be costly and divert the efforts and attention of the Company’s management and technical personnel from productive tasks, which could have a material adverse effect on the Company’s ability to operate its business and service the needs of its customers. There can be no assurance that any infringement claims by third parties, if proven to have merit, will not materially adversely affect the Company’s business or financial condition. In the event of an adverse ruling in any such matter, the Company may be required to pay substantial damages, cease the manufacture, use and sale of infringing products, discontinue the use of certain processes or be required to obtain a license under the intellectual property rights of the third party claiming infringement. There can be no assurance that a license would be available on reasonable terms or at all. Any limitations on the Company’s ability to market its products, or delays and costs associated with redesigning its products or payments of license fees to third parties, or any failure by the Company to develop or license a substitute technology on commercially reasonable terms could have a material adverse effect on its business and financial condition. (See Item 4 and Note 16 to the Company’s Consolidated Financial Statements.)
The Company faces risks associated with its international operations and expansion that could impair its ability to grow its revenues abroad.
In the fiscal years ended September 30, 2005, 2004, and 2003, net sales to customers outside the United States were approximately 42.5%, 44.2%, and 35.5%, respectively, of total net sales.
The Company believes that its future growth is dependent in part upon its ability to increase sales in international markets. These sales are subject to a variety of risks, including fluctuations in currency exchange rates, tariffs, import restrictions and other trade barriers, unexpected changes in regulatory requirements, longer accounts receivable payment cycles and potentially adverse tax consequences, and export license requirements. In addition, the Company is subject to the risks inherent in conducting business internationally, including political and economic instability and unexpected changes in diplomatic and trade relationships. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company’s business strategy and financial condition.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
If the Company loses key personnel it could prevent the Company from executing its business strategy.
The Company’s business and prospects depend to a significant degree upon the continuing contributions of its executive officers and its key technical personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining qualified personnel. Failure to attract and retain key personnel could result in the Company’s failure to execute its business strategy.
Unanticipated changes in the Company’s tax rates could affect its future results.
The Company’s future effective tax rates could be favorably or unfavorably affected by unanticipated changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of the Company’s deferred tax assets and liabilities, or by changes in tax laws or their interpretation. In addition, the Company may be subject to the examination of its income tax returns by the Internal Revenue Service and other U.S. and international tax authorities. The Company regularly assesses the potential outcomes resulting from these examinations to determine the adequacy of its provision for income taxes. There can be no assurance that the outcomes from these examinations will not have an effect on the Company’s consolidated operating results and financial condition.
Any acquisitions the Company has made or will make could disrupt its business and seriously harm its financial condition.
The Company will continue to consider acquisitions of complementary businesses, products or technologies. In the event of any future purchases, the Company could issue stock that would dilute the Company’s current stockholders’ percentage ownership; incur debt; assume liabilities; or incur large and immediate write-offs.
The Company’s operation of any acquired business may also involve numerous risks, including:
•	problems combining the purchased operations, technologies, or products;
•	unanticipated costs;
•	diversion of management’s attention from the Company’s core business;
•	difficulties integrating businesses in different countries and cultures;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which the Company has no or limited prior experience; and
•	potential loss of key employees, particularly those of the purchased organization.
The Company cannot assure that it will be able to successfully integrate any businesses, products, technologies, or personnel that the Company has acquired or that the Company might acquire in the future and any failure to do so could disrupt its business and have a material adverse effect on its financial condition and results of operations. Moreover, from time to time the Company may enter into negotiations for a proposed acquisition, but be unable or unwilling to consummate the acquisition under consideration. This could cause significant diversion of management’s attention and out-of-pocket expenses to the Company. The Company could also be exposed to litigation as a result of an unconsummated acquisition, including claims that it failed to negotiate in good faith or misappropriated confidential information.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
RISK FACTORS (CONTINUED)
The Company’s failure to effectively comply with the requirements of applicable environmental legislation and regulation could have a material adverse effect on the Company’s revenues and profitability.
Production and marketing of products in certain states and countries may subject the Company to environmental and other regulations. In addition, certain states and countries may pass regulations requiring the Company’s products to meet certain requirements to use environmentally friendly components. Such laws and regulations have recently been passed in jurisdictions in which the Company operates. The European Union has issued two directives relating to chemical substances in electronic products. The Waste Electrical and Electronic Equipment Directive (WEEE) makes producers of certain electrical and electronic equipment financially responsible for collection, reuse, recycling, treatment and disposal of equipment placed in the European Union market after August 13, 2005. The Restrictions of Hazardous Substances Directive (RoHS) bans the use of certain hazardous materials in electric and electrical equipment which are put on the market in the European Union after July 1, 2006. In the future, China and other countries are expected to adopt environmental compliance programs. If the Company fails to comply with these regulations, it may not be able to sell its products in jurisdictions where these regulations apply which could have a material adverse effect on the Company’s revenues and profitability.
OVERVIEW
Digi operates in the communications technology industry, which is characterized by rapid technological advances and evolving industry standards. The market can be significantly affected by new product introductions and marketing activities of industry participants. Digi provides device connectivity solutions, and all products connect devices to networks in various commercial environments. Digi believes that its products and technologies are cost-effective and easy to use, and Digi places a high priority on development of innovative products that provide differentiated features and functions and allow for ease of integration with customers’ applications. Core technology is being migrated across product lines to provide additional functionality for customers and allow them to get to market with networked-enabled devices faster. Digi’s revenues consist of products that are in non-embedded and embedded product groupings. Non-embedded products provide external connectivity solutions, while embedded products solutions generally incorporate networking modules or microprocessors that are smaller in size than non-embedded products and are internal to the devices being networked. Digi’s current product portfolio for both the non-embedded and embedded product groupings include products that are mature and are in flat to declining markets as well as products that have recently been introduced and are in growing markets. Digi’s strategy is to focus on key applications, customers and markets to efficiently manage the migration from mature products and applications to other newer technologies.
During fiscal 2005, Digi developed and released many innovative new products while improving execution of the Company’s sales and marketing activities. Digi also placed a high priority on improving the Company’s total operating expense to net sales ratio which was 43.6% in fiscal 2005 compared to 46.5% and 48.6% in fiscal 2004 and fiscal 2003, respectively. Innovative new product introductions, together with a focus on simplifying infrastructure to improve operational efficiencies and a cost containment focus throughout the Company, created a strong increase in operating income to 13.5% of net sales in fiscal 2005 compared to 10.6% and 6.1% in fiscal 2004 and fiscal 2003, respectively.
The Company intends to continue to extend its current product lines with next generation commercial grade device networking products and technologies targeted for selected commercial markets, such as point of sale, industrial automation, office automation, building controls and

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
OVERVIEW (CONTINUED)
medical. The Company believes that there is a market trend of device connectivity in these commercial applications that will require communications intelligence or connectivity to the network or the internet. These devices will be used for basic data communications, management, monitoring and control, and maintenance. The Company believes that it is well positioned to leverage its current products and technologies to take advantage of this market trend.
CONSOLIDATED RESULTS OF OPERATIONS
The following table sets forth selected information from the Company’s Consolidated Statements of Operations, expressed as a percentage of net sales and as a percentage of change from year-to-year for the years indicated. Amortization of purchased and core technology identifiable intangible assets has been reclassified from identifiable intangibles amortization expense which is a component of general and administrative expense, to a separate line item within cost of sales for all periods presented (see Note 2 to the Company’s Consolidated Financial Statements).

							% Increase (decrease)
							2005	2004
	Year ended September 30,						Compared	Compared
($’s in thousands)	2005		2004		2003		to 2004	to 2003
Net sales	$125,198	100.0%	$111,226	100.0%	$102,926	100.0%	12.6%	8.1
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	49,516	39.6	43,443	39.1	41,580	40.4	14.0	4.5
Amortization of purchased and core technology (1)	4,191	3.3	4,314	3.8	5,580	5.4	(2.9)	(22.7)

Gross profit	71,491	57.1	63,469	57.1	55,766	54.2	12.6	13.8
Operating expenses:
Sales and marketing	26,339	21.1	25,556	23.0	24,734	24.0	3.1	3.3
Research and development	16,531	13.2	17,159	15.4	15,968	15.5	(3.7)	7.5
General and administrative (exclusive of identifiable intangibles amortization)	10,005	8.0	8,064	7.2	9,039	8.8	24.1	(10.8)
Identifiable intangibles amortization (1)	1,359	1.1	909	0.8	905	0.9	49.5	0.4
Restructuring	—	—	—	—	(600)	(0.6)	N/M	N/M
In-process research and development	300	0.2	—	—	—	—	N/M	—

Total operating expenses	54,534	43.6	51,688	46.5	50,046	48.6	5.5	3.3
Gain from forgiveness of grant payable	—	—	—	—	553	0.5	N/M	N/M

Operating income	16,957	13.5	11,781	10.6	6,273	6.1	43.9	87.8
Total other income, net	1,026	0.9	369	0.3	296	0.3	178.0	24.9

Income before income taxes and cumulative effect of accounting change	17,983	14.4	12,150	10.9	6,569	6.4	48.0	85.0
Income tax provision (benefit)	318	0.3	3,487	3.1	(23)	(0.0)	(90.9)	N/M

Income before cumulative effect of accounting change	17,665	14.1	8,663	7.8	6,592	6.4	103.9	31.4
Cumulative effect of accounting change	—	—	—	—	(43,866)	(42.6)	N/M	N/M

Net income (loss)	$17,665	14.1%	$8,663	7.8%	$(37,274)	(36.2)%	103.9%	123.2

N/M means not meaningful

(1)	Amortization of purchased and core technology has been reclassified from identifiable intangibles amortization expense which is a component of general and administrative expense, to a separate line item within cost of sales for all periods presented.
NET SALES
Net sales were $125.2 million in fiscal 2005 compared to $111.2 million in fiscal 2004. Digi improved its competitive position in fiscal 2005 with two acquisitions and innovative product introductions creating an increase in net sales of $14.0 million or 12.6% compared to fiscal 2004. The Company competes for customers on the basis of product performance in relation to compatibility, support, quality and reliability, product

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
NET SALES (CONTINUED)
development capabilities, price and availability. As a result of continued market penetration of the device server product lines, revenue increases in the Company’s other growth product lines, including product lines inherited through recent acquisitions, and the introduction of the cellular products, the Company offset the volume declines from its mature markets, primarily multi-port serial adaptors, a non-embedded product, and network interface cards (NICs), an embedded product. Due to customer and product mix changes, the Company has experienced an increase in the average selling price of its products. Fluctuation in foreign currency rates compared to the prior year’s rates had a favorable impact on net sales of $0.7 million and $1.7 million in fiscal 2005 and 2004, respectively. The increase in net sales from 2004 to 2005 was $14.0 million, or 12.6%, and the increase in net sales from 2003 to 2004 was $8.3 million, or 8.1%.

	Net Sales			% of Net Sales
($ in millions)	2005	2004	2003	2005	2004	2003
Non-embedded	$87.5	$82.9	$78.3	69.9%	74.6%	76.1%
Embedded	37.7	28.3	24.6	30.1%	25.4%	23.9%

Total	$125.2	$111.2	$102.9	100.0%	100.0%	100.0%

Digi continues to enhance and introduce products into the market. The Company’s non-embedded products net sales increased $4.6 million in fiscal 2005 compared to fiscal 2004 due to an increase in growth products within this product grouping. Growth products within the non-embedded product grouping are comprised of network connected products including terminal servers and non-embedded device servers, universal serial bus connected products, and cellular products. Growth products increased $10.8 million in fiscal 2005 compared to fiscal 2004. Mature products within the non-embedded product grouping include primarily multi-port serial adapters. Net sales of mature products declined $6.2 million in 2005 compared to 2004 as a result of continuing market maturity of the multi-port serial adaptor products.
Embedded products net sales increased $9.4 million in fiscal 2005 compared to fiscal 2004. Growth products within the embedded product grouping include microprocessors and development tools, embedded modules, core modules, and single-board computers. Mature products within the embedded product grouping include primarily network interface cards. Net sales of Rabbit products, consisting primarily of microprocessors, embedded modules and single-board computers, were $10.6 million from the date of acquisition of May 26, 2005, through the end of fiscal 2005. An additional $2.8 million of net sales of embedded growth products resulted from continued market penetration, introduction of new products, and new customers reaching production volumes. As a result of OEM customers migrating from network interface cards to software only solutions, sales of NICs declined $4.0 million during fiscal 2005 compared to fiscal 2004.
The communications technology industry stabilized in fiscal 2004 contributing to the Company’s increased net sales. Digi continued to enhance its channel strategy including employing additional channel partners and releasing product line enhancements. Non-embedded products net sales were $4.6 million higher in fiscal 2004 compared to fiscal 2003 due to an increase in growth products within this segment. Net sales of mature products in this segment remained relatively flat between fiscal 2004 and fiscal 2003. Embedded products net sales increased $3.7 million in fiscal 2004 compared to fiscal 2003. The increase is mainly due to improved channel execution, continued market penetration of the embedded device server product line, the introduction of new products and new customers reaching production.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
NET SALES (CONTINUED)
The Company’s revenue is generated from these distribution channels: OEMs, distributors, and direct. The following tables present the Company’s revenue by channel and by geographic location of the customers:

	Net Sales			% of Net Sales
($ in millions)	2005	2004	2003	2005	2004	2003
OEM Channel	$45.3	$43.0	$39.4	36.2%	38.6%	38.3%
Distribution Channel	62.5	56.4	52.2	49.9%	50.8%	50.7%
Direct Channel	17.4	11.8	11.3	13.9%	10.6%	11.0%

Total Company	$125.2	$111.2	$102.9	100.0%	100.0%	100.0%

The increase in OEM channel net sales during the last three fiscal years was primarily due to the Company’s entrance into the device networking market through the acquisitions of NetSilicon and Rabbit. The majority of NetSilicon and Rabbit customers are OEMs. The increase in the OEM channel was due to the expansion of product offerings and the ramp up of new customers reaching production volumes, offset by a continued decline in demand in the communications technology industry associated with the decline in certain mature markets.
The increase in the distribution channel net sales over the last three fiscal years was primarily due to the Company maintaining its channel strategy, which includes employing additional channel partners and releasing product line enhancements.
The increase in the direct channel net sales in fiscal 2005 compared to fiscal 2004 was primarily due to specific deals that the Company determined should go through the direct channel rather than the distribution or OEM channels.

	Net Sales			% of Net Sales
($ in millions)	2005	2004	2003	2005	2004	2003
International	$53.2	$49.2	$36.5	42.5%	44.2%	35.5%
Domestic	72.0	62.0	66.4	57.5%	55.8%	64.5%

Total Company	$125.2	$111.2	$102.9	100.0%	100.0%	100.0%

The increase in international net sales during the last three fiscal years was primarily due to the Company’s focus on expansion in the Asia Pacific market as well as incremental international sales resulting from the acquisitions of Rabbit and FS Forth.
The increase in domestic device networking net sales was primarily due to continued market penetration, introduction of new products, new customers reaching production volumes, and acquisitions with complementary product lines.
GROSS PROFIT
The Company reclassified the amortization of purchased and core technology from identifiable intangibles amortization expense which is a component of general and administrative expense, to a separate line item within cost of sales for all periods presented (see Note 2 to the Company’s Consolidated Financial Statements). Amortization of identifiable intangible assets related to purchased and core technology represented 3.3%, 3.8%, and 5.4% of net sales for the fiscal years ended 2005, 2004 and 2003, respectively.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
GROSS PROFIT (CONTINUED)
Gross profit margin was 57.1% for both 2005 and 2004, including the reclassification of amortization of purchased and core technology described above. Gross profit margin declined 0.5% primarily due to sales of Rabbit products with lower gross profit margins, offset by an increase in gross margin of 0.5% due to reduced amortization of core and purchased technology resulting from certain purchased technology becoming fully amortized during fiscal 2005. Software licenses, royalties, fees associated with technical support, training, professional and engineering services contributed $1.7 million to gross profit or 1.3% as a percent of net sales in 2005 compared to a contribution of $2.9 million to gross profit or 2.6% as a percent of net sales in 2004.
Gross profit margin for 2004 was 57.1% compared to 54.2% in 2003. The increase in gross profit margin was primarily due to higher margins in both new and legacy products and by raw material cost savings across all product lines, in addition to manufacturing and inventory efficiencies and a decrease in amortization for purchased and core technology as a result of certain purchased technology becoming fully amortized during the third quarter of fiscal 2003.
OPERATING EXPENSES
The Company reclassified amortization expense related to purchased and core technology from identifiable intangibles amortization expense which is a component of general and administrative expense, to a separate line item within cost of sales for all periods presented (see Note 2 to the Company’s Consolidated Financial Statements). Amortization of identifiable intangible assets related to purchased and core technology represented 3.3%, 3.8%, and 5.4% of net sales for the fiscal years ended 2005, 2004 and 2003, respectively.
2005 Compared to 2004
Operating expenses were $54.5 million in 2005, an increase of $2.8 million or 5.5%, compared to operating expenses of $51.7 million in 2004. Operating expenses excludes the amortization of purchased and core technology which is shown as a separate line item within cost of sales for all periods presented. Incremental operating expenses of $4.9 million were incurred as a result of the acquisitions of Rabbit and FS Forth of which $0.3 million related to in-process research and development associated with the Rabbit 4000 microprocessor. These increases were offset in part by the Company’s continued focus on general cost containment in an effort to lower operating expenses as a percent of net sales. Although operating expenses increased $4.9 million as a result of the acquisitions of Rabbit and FS Forth, operating expenses as a percent of net sales improved to 43.6% in fiscal 2005 from 46.5% in fiscal 2004.
Sales and marketing expenses were $26.3 million in 2005, an increase of $0.8 million or 3.1%, compared to sales and marketing expenses of $25.5 million in 2004. The acquisitions of Rabbit and FS Forth, during the third quarter of fiscal 2005, resulted in incremental sales and marketing expense of $1.6 million. This increase was partially offset by a decline in variable sales and marketing expense related to a decline in net sales in certain other product categories, primarily in the network interface card product line.
Research and development expenses were $16.5 million in 2005, a decrease of $0.6 million or 3.7%, compared to research and development expenses of $17.1 million in 2004. The acquisitions of Rabbit and FS Forth resulted in incremental research and development expense of $1.9 million. This increase was offset by a decline in chip fabrication and testing expense due to the timing of chip development. During fiscal 2004, fabrication and testing expenses were incurred for chip projects that were in development. During fiscal 2005, the development phase of these chips ended and the chips have been released into volume production.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
OPERATING EXPENSES (CONTINUED)
General and administrative expenses were $10.0 million in 2005, an increase of $1.9 million or 24.1%, compared to general and administrative expenses of $8.1 million in 2004. Incremental general and administrative expenses were $0.6 million as a result of the acquisitions of Rabbit and FS Forth. In addition, general and administrative expense increased due to increased professional service expense including legal and Section 404 Sarbanes-Oxley related expenses.
Identifiable intangible amortization expenses were $1.4 million in 2005, an increase of $0.5 million or 49.5%, compared to identifiable intangible amortization expenses of $0.9 million in 2004. The acquisitions of Rabbit and FS Forth resulted in increased identifiable intangible amortization expense of $0.5 million which excludes amortization of purchased and core technology shown as a separate line item within cost of sales.
2004 Compared to 2003
Operating expenses were $51.7 million in 2004, an increase of $1.7 million or 3.3%, compared to operating expenses of $50.0 million in 2003. Operating expenses excludes the amortization of purchased and core technology which is shown as a separate line item with cost of sales for all periods presented. Operating expenses for 2003 were reduced due to a $0.6 million change in estimate related to the restructuring charge recorded during 2002 primarily due to the renegotiation and settlement of certain previously established severance obligations including related legal fees.
Sales and marketing expenses were $25.6 million in 2004, an increase of $0.9 million, compared to sales and marketing expenses of $24.7 million in 2003. The increase was primarily due to increased commission expense resulting from increased sales. The strengthening of the Euro against the U.S. dollar also unfavorably impacted sales and marketing expense by $0.4 million in fiscal 2004 compared to fiscal 2003.
Research and development expenses were $17.2 million in 2004, an increase of $1.2 million, compared to research and development expenses of $16.0 million in 2003. The Company continued to focus its research and development activities in fiscal 2004 on the development of its device server and chip and software product lines as well as the USB and terminal server product lines. Research and development expense increased between fiscal 2004 and fiscal 2003 primarily due to increased compensation costs related to an increase in personnel required to support the development of remote device management technology.
General and administrative expenses decreased $1.0 million from $9.0 million in 2003 to $8.0 million in 2004. The reduction was primarily due to a decline in legal expense. Identifiable intangible amortization expense is $0.9 million in both 2004 and 2003 and excludes amortization of purchased and core technology of $4.3 million and $5.6 million in 2004 and 2003, respectively, which is shown as a separate line item within cost of sales.
RESTRUCTURING
In fiscal 2003, the Company recorded a $0.6 million decrease in operating expenses due to a change in estimated severance payments accrued in connection with fiscal 2002 restructuring activities. The change in estimate resulted primarily from favorable settlements in 2003 of previously agreed upon severance amounts including related legal fees.
ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT
On May 26, 2005, the Company acquired Rabbit, formerly Z-World, Inc., a privately held corporation for a purchase price of $49.3 million in cash (excluding cash acquired of $0.4 million and assumption of $1.3 million in debt). The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
ACQUIRED IN-PROCESS RESEARCH AND DEVELOPMENT (CONTINUED)
At the time of acquisition, Rabbit had a development project in process for the Rabbit 4000 microprocessor. The project involved the design and development of a next-generation microprocessor that would have increased code execution speed, reduced code size, added security features, and integrated Ethernet capabilities.
Management estimated that $0.3 million of the purchase price represented the fair value of acquired in-process research and development related to the Rabbit 4000 microprocessor that had not yet reached technological feasibility and had no alternative future uses. This amount was expensed as a non-tax-deductible charge upon consummation of the acquisition.
The Company utilized the income valuation approach to determine the estimated fair value of the acquired in-process research and development. These estimates were based on the following assumptions:
•	The estimated revenues were based upon the Company’s estimate of revenue growth over the next six fiscal years, or the estimated life cycle of the Rabbit 4000 microprocessor, using the assumption that all revenue recorded after that date will be generated from future technologies.

•	The estimated gross margin was based upon historical gross margin for Rabbit’s products, with an increase over time attributable to production synergies.

•	The estimated selling, general and administrative expenses were based on consideration of historical operating expenses as a percentage of sales and Rabbit’s projected operating expenses.

•	The Company believes that projected cash flows for in-process research and development technologies are generally of higher variability and risk than existing technologies and this was considered in determining an appropriate rate of return by which to discount the cash flows generated by in-process research and development.
The Company anticipates that the Rabbit 4000 microprocessor will be released in March 2006. These estimates described above are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.
GAIN FROM FORGIVENESS OF GRANT PAYABLE
In connection with the acquisition of ITK International, Inc. (ITK) in July 1998, the Company assumed a $1.5 million liability for an investment grant, payable to the German government, related to construction of the ITK facility in Dortmund, Germany. During 2003, the Company recognized a $0.6 million gain from the forgiveness of the investment grant payable as the remaining grant payable was forgiven as a result of the Company remaining in the building through August 2003 (see Note 4 to the Company’s Consolidated Financial Statements).
OTHER INCOME (EXPENSE)
Total other income, net was $1.0 million in fiscal 2005 compared to $0.4 million in fiscal 2004. The Company realized interest income on marketable securities and cash and cash equivalents of $1.6 million in fiscal 2005 compared to $0.9 million in fiscal 2004. The increase in interest income was primarily due to higher average interest rates in fiscal 2005 compared to fiscal 2004 while average cash and marketable security balances were comparable between years. Interest expense was $0.1 million in fiscal 2005 primarily related to interest expense on the $21.0 million short-term loan that was used to finance the Rabbit acquisition and interest on capital leases and a revolving line of credit held by Rabbit. The short-term loan was paid in full in July 2005. Other expense was $0.5 million in both fiscal 2005 and fiscal 2004.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
OTHER INCOME (EXPENSE) (CONTINUED)
Total other income, net was $0.4 million in fiscal 2004 compared to $0.3 million in fiscal 2003. The Company realized interest income on marketable securities and cash and cash equivalents of $0.9 million in both fiscal 2004 and fiscal 2003. Higher average cash and marketable securities balances in fiscal 2004 compared to fiscal 2003 offset the impact of lower average interest rates during comparable periods. The Company paid off all outstanding debt in January 2004 resulting in a $0.5 million decrease in interest expense between years. Other expense was $0.5 million in fiscal 2004 compared to $0.1 million in fiscal 2003. Other expense in fiscal 2003 was partially offset by $0.3 million of income received from the sale of non-core intellectual property.
INCOME TAXES
The Company’s effective income tax rate was 1.8% in fiscal 2005 compared to 28.7% in fiscal 2004. In February 2005, the Congressional Joint Committee on Taxation approved a settlement with the Internal Revenue Service on an audit of certain of the Company’s prior fiscal years income tax returns. The Company had established tax reserves in excess of the ultimate settled amounts. As a result, the Company recorded an income tax benefit of $5.7 million in fiscal 2005 representing the excess of its income tax reserves over the amount paid. The income tax benefit of $5.7 million reduced the effective tax rate by 31.6 percentage points in fiscal 2005. The effective tax rate for both fiscal 2005 and fiscal 2004 is lower than the U.S. statutory rate of 35.0% primarily due to the income tax benefit of $5.7 million in 2005 and the utilization of income tax credits and exclusions for extraterritorial income in both years. The effective tax rate for fiscal 2005 is lower than the effective tax rate for fiscal 2004, primarily as a result of the income tax benefit of $5.7 million, partially offset by higher income before income taxes and cumulative effect of accounting change, lower tax credits and exclusions for extraterritorial income, and non-deductible Rabbit acquisition costs (see reconciliation of the statutory income tax rate to the effective tax rate in Note 11 to the Company’s Consolidated Financial Statements).
The Company’s effective income tax rate was (0.3%) in fiscal 2003. The negative effective rate in fiscal 2003 is due to the reversal of the valuation allowance associated with the German net operating loss carryforwards based upon current and anticipated future taxable income generated by the Company’s German operations. The portion of the valuation allowance related to the German net operating loss carryforwards that was expected to be utilized by the Company during the year ended September 30, 2003 was accounted for by reducing the effective income tax rate in fiscal 2003. The portion of the valuation allowance related to the German net operating loss carryforwards that was expected to be utilized by the Company during periods subsequent to September 30, 2003 resulted in an income tax benefit of $1.4 million being recorded as a discrete event during fiscal 2003. The income tax benefit of $1.4 million reduced the effective tax rate by 21.5 percentage points in 2003. The tax provision for fiscal 2003 is recorded at a rate less than the U.S. statutory rate primarily due to the income tax benefit associated with the reversal of the valuation allowance, an exclusion for extraterritorial income, utilization of income tax credits, and the effect of an increase in acquired deferred tax assets resulting from available NetSilicon net operating losses. (see reconciliation of the statutory income tax rate to the effective tax rate in Note 11 to the Company’s Consolidated Financial Statements).
As of September 30, 2005, the Company had domestic federal net operating loss carryforwards and tax credit carryforwards of approximately $8.5 million and $4.1 million, respectively, which expire at various dates through 2024. All of the $8.5 million of net operating loss carryforwards and approximately $0.8 million of tax credit carryforwards relate to the NetSilicon acquisition and are subject to annual use limitations of $2.8 million, in accordance with provisions of the Internal Revenue Code.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
INCOME TAXES (CONTINUED)
The Company is required to assess the realizability of its deferred tax assets and the need for a valuation allowance against those assets in accordance with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” (FAS 109). The Company has concluded that it is more likely than not that the remaining deferred tax assets will be realized based on future projected taxable income and the anticipated future reversal of deferred tax liabilities, and therefore no valuation allowance has been established at September 30, 2005. The amount of the net deferred tax assets realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the amounts of future taxable income. If the Company’s future taxable income projections are not realized, a valuation allowance would be required, and would be reflected as income tax expense at the time that any such change in future taxable income is determined.
GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS AND RELATED CHANGE IN ACCOUNTING PRINCIPLE
As discussed more fully in Note 5 to the Company’s Consolidated Financial Statements, the Company adopted the provisions of FAS 142 as of October 1, 2002 at which time it was determined that there was a total goodwill impairment of $43.9 million. The Company recorded this charge in the first quarter of fiscal 2003. The charge was attributable to an impairment of the carrying value of goodwill related to three acquisitions, primarily that of NetSilicon. The impairment resulted from significant changes in the Company’s expected future cash flows that resulted from a decline in anticipated future revenues due both to the general downturn in the worldwide economy and to a severe downturn in the networking communications and semiconductor industries. As a result of the downturn in expected future revenues and a substantial decline in the Company’s market capitalization during 2002, the indicated fair values of the Company’s reporting units had declined substantially since the acquisitions. The charge was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.
The Company performed its annual goodwill impairment assessment as of June 30, 2005 and 2004. A discounted cash flow technique was utilized in determining the fair value of each reporting unit. Since the calculated fair value of each reporting unit exceeded book value, there was no impairment identified. Goodwill of $38.7 million is recorded on the Company’s balance sheet as of September 30, 2005.
INFLATION
Management believes inflation has not had a material effect on the Company’s operations or on its financial position.
LIQUIDITY AND CAPITAL RESOURCES
The Company has financed its operations principally with funds generated from operations. At September 30, 2005, the Company had cash, cash equivalents and short-term marketable securities of $50.2 million compared to $79.2 million at September 30, 2004. The Company’s working capital decreased $12.1 million to $70.0 million at September 30, 2005, compared to $82.1 million at September 30, 2004. Working capital increased $24.3 million in fiscal 2004 from $57.8 million at September 30, 2003 to $82.1 million at September 30, 2004.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)
Net cash provided by operating activities was $18.1 million during fiscal 2005 compared to net cash provided by operating activities of $19.3 million during fiscal 2004. The decline in net cash provided by operating activities of $1.2 million between comparable fiscal years ended September 30, 2005 and 2004 is primarily the result of a payment of $3.2 million to the IRS in November 2004 due to the settlement on an audit of certain of the Company’s income tax returns for prior fiscal years. Net cash provided by operating activities was $19.3 million during fiscal 2004 compared to net cash provided by operating activities of $15.8 million during fiscal 2003. Fiscal 2004 net income of $8.7 million along with non-cash charges including depreciation and amortization expense of $8.6 million and a $2.3 million tax benefit related to stock options exercises were the primary factors that resulted in net cash provided by operating activities of $19.3 million. Net cash provided by operating activities totaled $15.8 million during fiscal 2003. Non-cash charges including a goodwill impairment charge of $43.9 million, depreciation and amortization expense of $10.3 million and a provision for inventory obsolescence of $1.2 million reduced the effect of the fiscal 2003 net loss of $37.2 million.
Net cash used in investing activities was $30.1 million during fiscal 2005 compared to net cash used in investing activities of $25.0 million and $19.5 million during fiscal 2004 and fiscal 2003, respectively. During fiscal 2005, the Company paid $48.9 million and $4.8 million for the acquisitions of Rabbit and FS Forth, respectively. Net settlements from marketable securities were $25.0 million in fiscal 2005 compared to net purchases of $21.7 million and $15.7 million in fiscal 2004 and fiscal 2003, respectively. Purchases of property, equipment, improvements and certain other intangible assets were $1.3 million in both fiscal 2005 and fiscal 2004 and $1.7 million in fiscal 2003. The Company also used $2.0 million in fiscal 2004 and 2003 for contingent purchase price payments related to acquisitions.
The Company generated $4.9 million from financing activities in fiscal 2005, compared to $7.1 million in fiscal 2004, primarily due to cash received from the exercise of stock option and employee stock purchase plans of $6.3 million and $9.3 million in fiscal 2005 and 2004, respectively. The Company entered into a $21.0 million short-term loan during the third quarter of fiscal 2005 to finance the Rabbit acquisition. The Company determined that it was more economical to borrow funds to finance the Rabbit acquisition than to liquidate marketable securities prior to their scheduled maturities. This short-term loan was repaid in fiscal 2005.
During fiscal 2003, the Company used $12.5 million for financing activities, primarily due to the use of $8.6 million to repurchase 2,324,683 shares of its common stock from Sorrento Networks Corporation. Additionally, the Company elected to pay the remaining $5.8 million of long-term debt obligations originally scheduled to be paid in semi-annual principal installments through December 30, 2017. These payments in fiscal 2003 were partially offset by borrowings under a new short-term borrowing agreement with Sparkasse Dortmund in the amount of $2.0 million. This borrowing was repaid in January 2004.
The Company’s management believes that current financial resources, cash generated from operations and the Company’s potential capacity for debt and/or equity financing will be sufficient to fund its business operations for the foreseeable future.
The following summarizes the Company’s contractual obligations at September 30, 2005. However, this table excludes up to $2.0 of additional purchase consideration that may be payable to FS Forth in installments of $0.8 million on October 1, 2006 and $1.2 million on October 1, 2007 if FS Forth achieves certain future milestones.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
LIQUIDITY AND CAPITAL RESOURCES (CONTINUED)

	Payments due by fiscal period
		Less than
(in thousands)	Total	1 year	1-3 years	3-5 years	Thereafter

Operating leases	$6,161	$1,879	$2,439	$856	$987
Short-term loan	1	1	—	—	—
Capital leases	1,594	413	796	385	—

Total contractual cash obligations	$7,756	$2,293	$3,235	$1,241	$987

The lease obligations summarized above relate to various operating lease agreements for office space and equipment and have not been reduced by minimum sublease rentals of $0.2 million due in the future under noncancellable subleases.
FOREIGN CURRENCY
The majority of the Company’s foreign currency transactions are executed in the U.S. Dollar, Euro or Japanese Yen. As a result, the Company is exposed to foreign currency transaction risk associated with certain sales transactions being denominated in Euros or Japanese Yen and foreign currency translation risk as the financial position and operating results of the Company’s foreign subsidiaries are translated into U.S. Dollars for consolidation. The Company has not implemented a hedging strategy to reduce foreign currency risk.
During 2005, the Company had approximately $53.2 million of net sales related to foreign customers including export sales, of which $18.6 million was denominated in foreign currency, predominantly the Euro. During 2004 and 2003, the Company had approximately $49.2 million and $36.5 million, respectively, of net sales to foreign customers including export sales, of which $15.8 million and $12.0 million, respectively were denominated in foreign currency, predominately the Euro. In future periods, a significant portion of sales will continue to be made in Euros.
RECENT ACCOUNTING DEVELOPMENTS
In December 2004, the FASB issued FAS 123R which replaces FAS 123 and supersedes APB 25. This standard requires the recognition of the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Under this statement, the Company must measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award and the cost must be recognized over the period during which an employee is required to provide the service (usually the vesting period). In April 2005 the SEC delayed the effective date of FAS 123R and as a result, the Company has adopted the provisions of this standard beginning October 1, 2005. The Company expects that the standard will result in an increase in compensation expense which will result in a reduction to net income and net income per common share. The adoption of this standard is expected to have a material effect on the Company’s consolidated results of operations (see Note 1 to the Company’s Consolidated Financial Statements).
CRITICAL ACCOUNTING POLICIES
The Company’s discussion and analysis of its financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets,

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
CRITICAL ACCOUNTING POLICIES (CONTINUED)
liabilities, revenues and expenses, the disclosure of contingent assets and liabilities and the values of purchased assets and assumed liabilities in acquisitions. The Company bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.
The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its consolidated financial statements.
REVENUE RECOGNITION
The Company’s revenues are derived primarily from the sale of embedded and non-embedded products to its distributors and OEM customers, and to a lesser extent from the sale of software licenses, fees associated with technical support, training, professional and engineering services, and royalties. The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectibility is reasonably assured and there are no post-delivery obligations other than warranty. Under these criteria, product revenue is generally recognized upon shipment of product to customers. Sales to authorized domestic distributors and OEMs are made with certain rights of return and price adjustment provisions. Estimated reserves for future returns and pricing adjustments are established by the Company based on an analysis of historical patterns of returns and price adjustments as well as an analysis of authorized returns compared to received returns, current on-hand inventory at distributors, and distribution sales for the current period. Estimated reserves for future returns and price adjustments are charged against revenues in the same period as the corresponding sales are recorded. Material differences between the historical trends used to determine estimated reserves and actual returns and pricing adjustments could result in a material change to the Company’s consolidated results of operations or financial position. The Company has applied consistent methodologies for estimating reserves for future returns and pricing adjustments for all years presented. The reserve for future returns and pricing adjustments was $1.8 million at September 30, 2005 compared to $2.0 million at September 30, 2004.
In fiscal 2004 and fiscal 2003 the Company offered rebates to authorized domestic distributors. No such rebates were offered in fiscal 2005. The rebates were incurred based on key metrics and the level of sales the respective distributors made to end user customers and were charged to operations as a reduction in revenue in the same period as the corresponding sales.
The Company also generates revenue from the sale of software and licenses, post-contract customer support, fees associated with technical support, training, professional and engineering services, and royalties. Revenue recognized resulting from such non-product sales represented 1.3% of net sales in fiscal 2005, 2.6% of net sales in fiscal 2004, and 2.1% of net sales in fiscal 2003. The Company’s software development tools and developments boards often include multiple elements, including hardware, software and licenses, post-contract customer support, limited training and basic hardware design review. The Company’s customers purchase these products and services during their product development process in which they use the tools to build network connectivity into the devices they are manufacturing. Revenue for software licenses and professional and engineering services is recognized upon performance, which includes delivery of a final product version and acceptance by the customer. For post-contract support and fees associated with technical support, revenue is deferred and recognized over the life of the contract as service is performed. Royalty revenue is recognized when cash is received from the customer. Unearned post-contract customer support and unearned nonrecurring engineering services revenue is included in deferred revenue on the balance sheet.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
CRITICAL ACCOUNTING POLICIES (CONTINUED)
ALLOWANCE FOR DOUBTFUL ACCOUNTS
The Company maintains an allowance for doubtful accounts, which reflects the estimate of losses that may result from the inability of some of the Company’s customers to make required payments. The estimate for the allowance for doubtful accounts is based on known circumstances regarding collectibility of customer accounts and historical collections experience. If the financial condition of one or more of the Company’s customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Material differences between the historical trends used to estimate the allowance for doubtful accounts and actual collection experience could result in a material change to the Company’s consolidated results of operations or financial position. As of September 30, 2005 the allowance for doubtful accounts was $0.9 million compared to $1.0 million at September 30, 2004.
INVENTORY
Inventories are stated at the lower of cost or fair market value, with cost determined using the first-in, first-out method. The Company reduces the carrying value of its inventories for estimated excess and obsolete inventories equal to the difference between the cost of inventory and its estimated realizable value based upon assumptions about future product demand and market conditions. If actual product demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required that could result in a material change to the Company’s consolidated results of operations or financial position. The Company has applied consistent methodologies for the net realizable value of inventories. The reserve for excess and obsolete inventory was $1.6 million and $2.4 million at September 30, 2005 and 2004, respectively.
IDENTIFIABLE INTANGIBLE ASSETS
Purchased proven technology, customer relationships, license agreements, covenants not to compete and other identifiable intangible assets are recorded at fair value when acquired in a business acquisition, or at cost when not purchased in a business combination. Purchased in-process research and development costs (IPR&D) are expensed upon consummation of the related business acquisition. All other identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives of three to thirteen years. Useful lives for identifiable intangible assets are estimated at the time of acquisition based on the periods of time from which the Company expects to derive benefits from the identifiable intangible assets. Methods of amortization reflect the pattern in which the asset is consumed.
In accordance with FAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (FAS 144), identifiable intangible assets are reviewed at least annually for impairment, or whenever events or circumstances indicate that the asset’s undiscounted expected future cash flows are not sufficient to recover the carrying value amount. The Company measures impairment loss by utilizing an undiscounted cash flow valuation technique using fair values indicated by the income approach. Impairment losses, if any, are recorded currently. To the extent that the Company’s undiscounted future cash flows were to decline substantially, such an impairment charge could result.
There are certain assumptions inherent in projecting the recoverability of the Company’s identifiable intangible assets. If actual experience differs from the assumptions made the consolidated results of operations or financial position of the Company could be materially impacted.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)
CRITICAL ACCOUNTING POLICIES (CONTINUED)
GOODWILL
Goodwill represents the excess of cost over the fair value of identifiable assets acquired and is not amortized. However, in accordance with FAS No. 142, goodwill is subject to an impairment assessment at least annually which may result in a charge to operations if the fair value of the reporting unit in which the goodwill is reported declines. There are certain assumptions inherent in projecting the fair value of goodwill. Significant assumptions include the Company’s estimates of future cash flows and the cost of capital. These and other estimates are based upon information that the Company uses to prepare its annual and five year business plan projections. If actual experience differs from the assumptions made the consolidated results of operations or financial position of the Company could be materially impacted.
The Company performed its annual goodwill impairment assessment as of June 30, 2005 utilizing a discounted cash flow technique and determined that there was no impairment. Goodwill of $38.7 million is recorded on the Company’s consolidated balance sheet as of September 30, 2005. (See Note 5 to the Company’s Consolidated Financial Statements).
INCOME TAXES
Deferred tax assets and liabilities are recorded based on FAS 109. The amount of deferred tax assets and liabilities actually realized could be impacted by differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the amounts of future taxable income. If management determines that it is more likely than not that a deferred tax asset will not be realized, a valuation allowance would be required, and would be reflected as income tax expense at the time that any such change in estimated future taxable income is determined. The Company has determined that a valuation allowance is not required as of September 30, 2005.
Tax credits are accounted for under the flow-through method, which recognizes the benefit in the year in which the credit is utilized.
The Company operates in multiple tax jurisdictions both in the U.S. and outside of the U.S. Accordingly, the Company must determine the appropriate allocation of income to each of these jurisdictions. This determination requires the Company to make several estimates and assumptions. Tax audits associated with the allocation of this income, and other complex issues, may require an extended period of time to resolve and could result in adjustments to the Company’s income tax balances that are material to the consolidated financial position and results of operations. During fiscal 2005, the Company adjusted its income tax reserves by $5.7 million following a settlement with the Internal Revenue Service (See Note 11 to the Company’s Consolidated Financial Statements).

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF DIGI INTERNATIONAL INC.
We have completed an integrated audit of Digi International Inc’s 2005 consolidated financial statements and of its internal control over financial reporting as of September 30, 2005 and audits of its 2004 and 2003 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.
Consolidated financial statements and financial statement schedule
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders’ equity and comprehensive income (loss) present fairly, in all material respects, the financial position of Digi International Inc. and its subsidiaries at September 30, 2005 and 2004 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule (not presented herein) listed in the index appearing under Item 15(a)(2) of the Company’s 2005 Annual Report on Form 10-K presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As described in Note 5, the Company adopted the provisions of Financial Accounting Standards Board No. 142, “Goodwill and Other Intangible Assets,” effective October 1, 2002.
Internal control over financial reporting
Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2005 Annual Report on Form 10-K, that the Company maintained effective internal control over financial reporting as of September 30, 2005 based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2005, based on criteria established in Internal Control – Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control and performing such

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (CONTINUED)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (CONTINUED)
other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisitions, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report on Internal Control over Financial Reporting, management has excluded Rabbit Semiconductor Inc. (Rabbit) and FS Forth-Systeme GmbH/Sistemas Embebidos S.A. (collectively FS Forth), from its assessment of internal control over financial reporting as of September 30, 2005 because they were acquired by the Company in purchase business combinations during 2005. We have also excluded Rabbit and FS Forth from our audit of internal control over financial reporting. Rabbit and FS Forth total assets represented 34.2% and 3.1%, respectively, of total consolidated assets as of September 30, 2005 and Rabbit and FS Forth total net sales represented 8.5% and 2.1%, respectively, of the total consolidated net sales for the year ended September 30, 2005.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
December 6, 2005, except with respect to our
opinion on the Consolidated Financial Statements
insofar as it relates to Notes 2 and 7, as to which the
date is October 16, 2006

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (CONTINUED)
DIGI INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per common share data)

For the fiscal years ended September 30,	2005	2004	2003
Net sales	$125,198	$111,226	$102,926
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	49,516	43,443	41,580
Amortization of purchased and core technology (1)	4,191	4,314	5,580

Gross profit	71,491	63,469	55,766

Operating expenses:
Sales and marketing	26,339	25,556	24,734
Research and development	16,531	17,159	15,968
General and administrative (1)	11,364	8,973	9,944
Restructuring	—	—	(600)
Acquired in-process research & development	300	—	—

Total operating expenses	54,534	51,688	50,046
Gain from forgiveness of grant payable	—	—	553

Operating income	16,957	11,781	6,273

Other income (expense):
Interest income	1,581	856	899
Interest expense	(104)	(19)	(539)
Other expense	(451)	(468)	(64)

Total other income, net	1,026	369	296

Income before income taxes and cumulative effect of accounting change	17,983	12,150	6,569
Income tax provision (benefit)	318	3,487	(23)

Income before cumulative effect of accounting change	17,665	8,663	6,592
Cumulative effect of accounting change	—	—	(43,866)

Net income (loss)	$17,665	$8,663	$(37,274)

Net income (loss) per common share, basic:
Income before cumulative effect of accounting change	$0.79	$0.41	$0.31
Cumulative effect of accounting change	—	—	(2.08)

Net income (loss) per common share	$0.79	$0.41	$(1.77)

Net income (loss) per common share, diluted:
Income before cumulative effect of accounting change	$0.76	$0.39	$0.31
Cumulative effect of accounting change	—	—	(2.07)

Net income (loss) per common share	$0.76	$0.39	$(1.76)

Weighted average common shares, basic	22,450	21,196	21,029

Weighted average common shares, diluted	23,371	22,031	21,151

(1)	Amortization of purchased and core technology has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented.
The accompanying notes are an integral part of the consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (CONTINUED)
DIGI INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

As of September 30,	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$12,990	$19,528
Marketable securities	37,184	59,639
Accounts receivable, net	16,897	10,555
Inventories	18,527	11,231
Deferred tax assets, current	2,892	2,794
Other	2,223	1,521

Total current assets	90,713	105,268
Marketable securities, long-term	—	2,500
Property, equipment and improvements, net	20,808	18,634
Identifiable intangible assets, net	26,342	14,417
Goodwill	38,675	5,816
Net deferred tax assets	—	3,013
Other	1,093	817

Total assets	$177,631	$150,465

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Capital lease obligations, current portion, and short-term borrowings	$414	$—
Accounts payable	6,272	4,765
Income taxes payable	3,306	9,107
Accrued expenses:
Compensation	5,308	5,019
Other	5,048	3,391
Deferred revenue	370	896

Total current liabilities	20,718	23,178
Capital lease obligations, net of current portion	1,181	—
Net deferred tax liabilities	2,195	208

Total liabilities	24,094	23,386

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; 25,456,755 and 24,678,496 shares issued	255	247
Additional paid-in capital	136,513	128,538
Retained earnings	35,896	18,231
Accumulated other comprehensive income	639	333
Treasury stock, at cost, 2,794,562 and 2,865,907 shares	(19,766)	(20,270)

Total stockholders’ equity	153,537	127,079

Total liabilities and stockholders’ equity	$177,631	$150,465

The accompanying notes are an integral part of the consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (CONTINUED)
DIGI INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

For the fiscal years ended September 30,	2005	2004	2003
Operating activities:
Net income (loss)	$17,665	$8,663	$(37,274)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property, equipment and improvements	2,295	2,432	3,131
Amortization of identifiable intangible assets and other assets	6,575	6,165	7,172
Bad debt and product return recoveries	(820)	(453)	(134)
Provision for inventory obsolescence	76	—	1,248
Tax benefit related to the exercise of stock options	2,113	2,274	25
Cumulative effect of accounting change	—	—	43,866
Deferred income taxes	1,052	1,448	(2,598)
Restructuring	—	—	(600)
Gain from forgiveness of grant payable	—	—	(553)
Acquired in-process research & development	300	—	—
Other	54	134	95
Changes in operating assets and liabilities, net of acquisition impact:
Accounts receivable	(2,730)	926	482
Inventories	(602)	(790)	835
Other assets	(736)	(286)	453
Income taxes payable	(7,039)	(510)	4,702
Accounts payable	863	(1,326)	(1,366)
Accrued expenses	(1,010)	644	(3,697)

Total adjustments	391	10,658	53,061

Net cash provided by operating activities	18,056	19,321	15,787

Investing activities:
Purchase of held-to-maturity marketable securities	(48,943)	(129,983)	(61,301)
Proceeds from maturities of held-to-maturity marketable securities	73,898	108,249	45,557
Purchase of property, equipment, improvements and certain other intangible assets	(1,329)	(1,293)	(1,691)
Contingent purchase price payments related to business acquisitions	—	(1,961)	(2,018)
Acquisition of Rabbit Semiconductor, Inc., net of cash acquired	(48,934)	—	—
Acquisition of FS Forth-Systeme GmbH and Sistemas Embebidos S.A., net of cash acquired	(4,759)	—	—

Net cash used in investing activities	(30,067)	(24,988)	(19,453)

Financing activities:
Net (payments) borrowing on short-term borrowing and line of credit	(1,274)	(2,149)	1,983
Payments on capital lease obligations and long-term debt	(152)	—	(6,788)
Borrowing on note payable	21,000	—	—
Payment on note payable	(21,000)	—	—
Proceeds from stock option plan transactions	5,600	8,587	307
Proceeds from employee stock purchase plan transactions	721	668	577
Purchase of treasury stock	—	—	(8,554)
Net cash provided by (used in) financing activities	4,895	7,106	(12,475)

Effect of exchange rates changes on cash and cash equivalents	578	861	(121)

Net (decrease) increase in cash and cash equivalents	(6,538)	2,300	(16,262)
Cash and cash equivalents, beginning of period	19,528	17,228	33,490

Cash and cash equivalents, end of period	$12,990	$19,528	$17,228

Supplemental Cash Flows Information:
Interest paid	$104	$19	$625
Income taxes paid (received), net	$4,312	$184	$(2,275)
Other non-cash financing items:
Assumption of line of credit related to acquisition	$1,275	$—	$—
Assumption of capital leases related to acquisition	$1,746	$—	$—
The accompanying notes are an integral part of the consolidated financial statements.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA (CONTINUED)
DIGI INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
(in thousands)
For the years ended September 30, 2005, 2004 and 2003

							Unearned	Accumulated
					Additional		Stock	Other	Total
	Common Stock		Treasury Stock		Paid-In	Retained	Compen-	Comprehensive	Stockholders’
	Shares	Par Value	Shares	Value	Capital	Earnings	sation	Income (Loss)	Equity
Balances, September 30, 2002	23,154	$231	926	$(15,500)	$120,004	$46,842	$(327)	$(71)	$151,179

Net loss						(37,274)			(37,274)
Foreign currency translation adjustment								(495)	(495)

Total comprehensive income (loss)									(37,769)

Employee stock purchase issuances			(281)	3,049	(2,472)				577
Stock compensation expensed							98		98
Issuance of stock upon exercise of stock options	58	1			306				307
Tax benefit realized upon exercise of stock options					25				25
Forfeiture of stock options					(143)		143		—
Purchase of shares from Sorrento
Networks Corporation			2,325	(8,554)					(8,554)

Balances, September 30, 2003	23,212	232	2,970	(21,005)	117,720	9,568	(86)	(566)	105,863

Net income						8,663			8,663
Foreign currency translation adjustment								899	899

Total comprehensive income									9,562

Employee stock purchase issuances			(104)	735	(67)				668
Stock compensation expensed							80		80
Issuance of stock upon exercise of stock options	1,466	15			8,572				8,587
Tax benefit realized upon exercise of stock options					2,274				2,274
Forfeiture of stock options					(6)		6		—
Stock options issued to non-employees					45				45

Balances, September 30, 2004	24,678	247	2,866	(20,270)	128,538	18,231	—	333	127,079

Net income						17,665			17,665
Foreign currency translation adjustment								306	306

Total comprehensive income									17,971

Employee stock purchase issuances			(71)	504	217				721
Issuance of stock upon exercise of stock options	779	8			5,592				5,600
Tax benefit realized upon exercise of stock options					2,113				2,113
Stock options issued to non-employees					53				53

Balances, September 30, 2005	25,457	$255	2,795	$(19,766)	$136,513	$35,896	$—	$639	$153,537

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BUSINESS DESCRIPTION
Digi is a worldwide leader in “Connectware” and makes device networking easy by developing products and technologies that are cost effective and easy to use. Businesses use Digi products to create, customize and control retail operations, industrial automation and other applications.
Digi’s products are sold globally through distributors, systems integrators, solution providers and direct marketers as well as direct to strategic OEMs, government and commercial partners.
PRINCIPLES OF CONSOLIDATION
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.
CASH EQUIVALENTS AND MARKETABLE SECURITIES
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Investments with original maturities in excess of three months are classified as marketable securities. Marketable securities consist of high-grade commercial paper and corporate bonds. All marketable securities are classified as held-to-maturity and are carried at amortized cost. Gross unrealized holding losses were $144,312 and $318,360 as of September 30, 2005 and 2004, respectively. Because the Company intends to hold all marketable securities until maturity, realization of the unrealized holding loss at September 30, 2005 is not likely, and therefore not recorded.
CONCENTRATION OF CREDIT RISK
Financial instruments that may subject the Company to significant concentrations of credit risk consist primarily of trade receivables. Creditworthiness and account payment status is routinely monitored and collateral is not required. The Company maintains an allowance for doubtful accounts, which reflects the estimate of losses that may result from the inability of some of the Company’s customers to make required payments. The estimate for the allowance for doubtful accounts is based on known circumstances regarding collectibility of customer accounts and historical collections experience.
FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company’s financial instruments consist primarily of cash equivalents, marketable securities, trade accounts receivable and accounts payable for which current carrying amounts approximate fair market value.
INVENTORIES
Inventories are stated at the lower of cost or fair market value, with cost determined using the first-in, first-out method. Appropriate consideration is given to deterioration, obsolescence and other factors in evaluating fair market value.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, EQUIPMENT AND IMPROVEMENTS
Property, equipment and improvements are carried at cost, net of accumulated amortization. Depreciation is provided by charges to operations using the straight-line method over their estimated useful lives. Furniture and fixtures and other equipment are depreciated over a period of three to five years. Building improvements and buildings are depreciated over ten and thirty-nine years, respectively. Property and equipment under capital lease, which consists of equipment, are depreciated over the lease term. Periodic reviews for impairment of the carrying value of property, equipment and improvements are made based on undiscounted expected future cash flows. The Company owns and occupies three buildings located in Minnetonka and Eden Prairie, Minnesota and Dortmund, Germany. The Company is attempting to sell the building in Dortmund, Germany.
Expenditures for maintenance and repairs are charged to operations as incurred, while major renewals and betterments are capitalized. The assets and related accumulated depreciation accounts are adjusted for asset retirements and disposals with the resulting gain or loss included in operations.
IDENTIFIABLE INTANGIBLE ASSETS
Purchased proven technology, license agreements, covenants not to compete and other identifiable intangible assets are recorded at fair value when acquired in a business acquisition, or at cost when not purchased in a business acquisition. Purchased IPR&D are expensed upon consummation of the related business acquisition. Useful lives for identifiable intangible assets are estimated at the time of acquisition based on the periods of time from which the Company expects to derive benefits from the identifiable intangible assets and range from three to thirteen years. Methods of amortization reflect the pattern in which the asset is consumed. To date, all of the Company’s identifiable intangible assets are being amortized on a straight-line basis. Amortization of purchased and core technology is presented as a separate component of cost of sales in the Consolidated Statement of Operations. Amortization of all other acquired identifiable intangible assets is charged to operating expense as a component of general and administrative expense.
In accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” (FAS 144) identifiable intangible assets are reviewed at least annually for impairment, or whenever events or circumstances indicate that undiscounted expected future cash flows are not sufficient to recover the carrying value amount. The Company measures impairment loss by utilizing an undiscounted cash flow valuation technique using fair values indicated by the income approach. Impairment losses, if any, are recorded currently. No impairment was identified during fiscal 2005.
GOODWILL
Goodwill represents the excess of cost over the fair value of identifiable assets acquired. The Company adopted the provisions of Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets” (FAS 142) as of October 1, 2002 (see Note 5). Goodwill is subject to an impairment assessment, using a discounted cash flow technique by reporting unit, at least annually which may result in a charge to operations if the fair value of the reporting unit in which the goodwill is reported declines. The Company performed its annual goodwill impairment assessment as of June 30, 2005 utilizing a discounted cash flow technique. Since the calculated fair value of each reporting unit exceeded book value, there was no impairment identified.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK REPURCHASES
From time to time, the Board of Directors authorizes the Company to repurchase common stock when market conditions are favorable or when a strategic opportunity exists. The Company has outstanding a Board of Directors authorization to repurchase up to 1,000,000 shares of its common stock. During fiscal 2003, the Company repurchased 2,324,683 common shares from Sorrento Networks Corporation at a cost of $8.6 million.
REVENUE RECOGNITION
The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 “Revenue Recognition in Financial Statements” (SAB 104), Statement of Financial Accounting Standards No. 48 “Revenue Recognition when the Right of Return Exists” (FAS 48), Statement of Position No. 97-2 “Software Revenue Recognition” (SOP 97-2), as amended by SOP 98-4 “Deferral of the Effective Date of Certain Provisions of SOP No. 97-2”, SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts”, and Emerging Issues Task Force (EITF) 00-21 “Revenue Arrangements with Multiple Deliverables”.
Revenue recognized for hardware product sales was 98.7% of net sales in fiscal 2005, 97.4% of net sales in fiscal 2004, and 97.9% of net sales in fiscal 2003. The Company recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, collectibility is reasonably assured and there are no post-delivery obligations, other than warranty. Under these criteria, product revenue is generally recognized upon shipment of product to customers, including OEMs, distributors and other strategic end user customers. Sales to authorized domestic distributors and OEMs are made with certain rights of return and price adjustment provisions. Estimated reserves for future returns and pricing adjustments are established by the Company based on an analysis of historical patterns of returns and price adjustments as well as an analysis of authorized returns compared to received returns, current on-hand inventory at distributors, and distribution sales for the current period. Estimated reserves for future returns and price adjustments are charged against revenues in the same period as the corresponding sales are recorded. In fiscal 2004 and fiscal 2003 the Company offered rebates to authorized domestic distributors. No such rebates were offered in fiscal 2005. The rebates were incurred based on key metrics and the level of sales the respective distributors made to end user customers and was charged to operations as a reduction in revenue in the same period as the corresponding sales.
The Company also generates revenue from the sale of software and licenses, post-contract customer support, fees associated with technical support, training, professional and engineering services, and royalties. Revenue recognized from such non-product sales represented 1.3% of net sales in fiscal 2005, 2.6% of net sales in fiscal 2004, and 2.1% of net sales in fiscal 2003. These non-product arrangements often contain multiple elements. The Company recognizes revenue related to multiple element arrangements resulting in the allocation of revenue to the various elements within the arrangement based upon vendor-specific objective evidence of fair value as determined by the price charged for each element when sold separately. The Company’s software development tools and development boards often include multiple elements including hardware, software and licenses, post-contract customer support, limited training and basic hardware design review. The Company’s customers purchase these products and services during their product development process in which they use the tools to build network connectivity into the devices they are manufacturing.
Nonrecurring engineering services are a type of multiple element. Revenue recognized pertaining to nonrecurring engineering services was 0.6% of net sales in fiscal 2005, 1.3% of net sales in fiscal 2004, and 1.2% of net sales in fiscal 2003. As these contracts often involve product customization, they generally do not meet the criteria for separate accounting and thus the related revenue is recognized using contract

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION (CONTINUED)
accounting, and revenue is recognized upon completion of the contract or percentage-of-completion method. Contract completion is often accompanied by delivery of a final product version and acceptance by the customer. The percentage-of-completion method is based on the ratio of actual labor hours incurred to total estimated labor hours for the individual contract. The Company defers revenues from nonrecurring engineering services until delivery if, at the inception of the arrangement, there is uncertainty about delivery and/or the costs of delivery cannot be accurately estimated. Revenue from post-contract customer support obligations is deferred and recognized at the time the service is provided or over the life of the underlying service or support contract, if applicable. Unearned post-contract customer support and unearned nonrecurring engineering services revenue is included in deferred revenue on the balance sheet.
RESEARCH AND DEVELOPMENT
Research and development costs are expensed when incurred. Software development costs are expensed as incurred until the point that technological feasibility and proven marketability of the product are established. Software development costs, otherwise capitalized after such point, also are expensed because they are insignificant. Research and development costs include compensation, allocation of corporate costs, depreciation, professional services and prototypes.
INCOME TAXES
Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities. Tax credits are accounted for under the flow-through method, which recognizes the benefit in the year in which the credit is utilized.
NET INCOME (LOSS) PER COMMON SHARE
Basic net income (loss) per common share is calculated based on the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common and common equivalent shares outstanding during the period. The Company’s only potentially dilutive common shares are those that result from dilutive common stock options and shares purchased through the employee stock purchase plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET INCOME (LOSS) PER COMMON SHARE (CONTINUED)
The following table is a reconciliation of the numerators and denominators in the net income (loss) per common share calculations (in thousands, except per common share data):

	2005	2004	2003
Years ended September 30,

Numerator:
Net income (loss)	$17,665	$8,663	$(37,274)

Denominator:
Denominator for basic net income (loss) per common share — weighted average shares outstanding	22,450	21,196	21,029

Effect of dilutive securities:
Employee stock options and employee stock purchase plan	921	835	122

Denominator for diluted net income (loss) per common share — adjusted weighted average shares	23,371	22,031	21,151

Basic net income (loss) per common share	$0.79	$0.41	$(1.77)

Diluted net income (loss) per common share	$0.76	$0.39	$(1.76)

Stock options to purchase 720,875, 2,053,609 and 5,170,699 common shares at September 30, 2005, 2004 and 2003, respectively, were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market price of common shares and, therefore, their effect would be antidilutive whether or not the Company generated net income.
Pursuant to Statement of Financial Accounting Standards No. 128, “Earnings per Share,” income before cumulative effect of accounting change has been used in determining diluted earnings per common share for the year ended September 30, 2003.
STOCK-BASED COMPENSATION
In accordance with Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation” (FAS 123), the Company has chosen to account for stock-based compensation using the intrinsic-value method prescribed in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (APB 25) and related interpretations. Accordingly, compensation costs for stock options granted to employees are measured as the excess, if any, of the fair value of the Company’s common stock at the date of grant over the amount an employee must pay to acquire the common stock. Such compensation expense, if any, is amortized on a straight-line basis over the option vesting period. This compensation expense is reflected as a reduction to net income in the table below.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION (CONTINUED)
Had the Company applied the fair-value-based method of accounting for its stock options granted to employees and for the stock purchases under the employee stock purchase plan and charged operations over the option vesting periods based on the fair value of options on the date of grant, net income and net income per common share would have changed to the pro forma amounts indicated below (in thousands, except per common share data):

	2005	2004	2003
Years ended September 30,
Net income (loss) as reported	$17,665	$8,663	$(37,274)
Add: Total stock-based compensation expense included in reported net income (loss), net of related tax effects	35	89	78
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(1,363)	(2,338)	(2,607)

Pro forma net income (loss)	$16,337	$6,414	$(39,803)

Net income (loss) per common share:
Basic — as reported	$0.79	$0.41	$(1.77)
Basic — pro forma	$0.73	$0.30	$(1.89)

Diluted — as reported	$0.76	$0.39	$(1.76)
Diluated — pro forma	$0.70	$0.29	$(1.88)
The weighted average fair value of options granted and assumed in fiscal years 2005, 2004 and 2003 was $6.35, $5.07 and $1.75, respectively. The weighted average fair value was determined based upon the fair value of each option on the grant date, utilizing the Black-Scholes option-pricing model and the following assumptions:

	2005	2004	2003
Assumptions:
Risk free interest rate	3.52%	2.86%	2.13%
Expected option holding period	3.9 years	3.6 years	2.8 years
Expected volatility	60%	70%	75%
Expected dividend yield	0	0	0
In December 2004, the Financial Accounting Standards Board issued Statement No. 123 (revised 2004), “Share-Based Payment” (FAS 123R) which revises FAS 123 and supersedes APB 25. This standard requires the recognition of the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. Under this statement, the Company must measure the cost of employee services received in exchange for an award of equity instruments based upon the fair value of the award on the date of grant. This cost must be recognized over the period during which an employee is required to provide the service (usually the vesting period). In April 2005 the SEC delayed the effective date of FAS 123R and as a result, the Company has adopted the provisions of this standard beginning October 1, 2005. The adoption of this standard will result in an increase in compensation expense and a reduction to net income and net income per

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION (CONTINUED)
common share. As indicated by the pro forma amounts in the above table, the adoption of this standard is expected to have a material effect on the Company’s consolidated results of operations.
FOREIGN CURRENCY TRANSLATION
Financial position and results of operations of the Company’s international subsidiaries are measured using local currencies as the functional currency. Assets and liabilities of these operations are translated at the exchange rates in effect at each fiscal year-end. Statements of operations accounts are translated at the average rates of exchange prevailing during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive income (loss) in stockholders’ equity. The Company has not implemented a hedging strategy to reduce the risk of foreign currency translation exposures.
USE OF ESTIMATES AND RISKS AND UNCERTAINTIES
The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
COMPREHENSIVE INCOME (LOSS)
For the Company, comprehensive income (loss) is comprised of net income (loss) and foreign currency translation adjustments. Foreign currency translation adjustments are charged or credited to the accumulated other comprehensive income (loss) account in stockholders’ equity.
2. RECLASSIFICATION OF CERTAIN IDENTIFIABLE INTANGIBLE ASSET AMORTIZATION
The Company has reclassified the amortization of identifiable intangible assets related to purchased and core technology (see Note 5) from general and administrative expenses to a separate line item within cost of sales in the accompanying Consolidated Statement of Operations for all periods presented.
3. ACQUISITIONS
Rabbit Semiconductor Inc.
On May 26, 2005, the Company acquired Rabbit Semiconductor Inc. (Rabbit), formerly Z-World, Inc., a privately held corporation for a purchase price of $49.3 million in cash (excluding cash acquired of $0.4 million and assumption of $1.3 million of debt) in exchange for all outstanding shares of Rabbit’s common stock and outstanding stock options. The Company did not replace Rabbit’s outstanding options with Digi options.
The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation resulted in goodwill of $30.6 million. The Company believes that the acquisition resulted in the recognition of goodwill primarily because the complementary nature of Rabbit microprocessor and microprocessor-based modules, and Z-World single board computer product lines are anticipated to extend Digi’s position in the commercial device networking module business.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. ACQUISITIONS (CONTINUED)
Rabbit’s operating results are included in the Company’s consolidated results of operations from the date of acquisition. The consolidated balance sheet as of September 30, 2005 reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The table below sets forth the final purchase price allocation (in thousands):

Cash	$49,000
Direct acquisition costs	287

$49,287

Fair value of net tangible assets acquired	$8,766
Identifiable intangible assets:
Purchased and core technology	8,700
Customer relationships	4,400
Patents and trademarks	2,600
In-process research and development	300
Goodwill	30,644
Deferred tax liabilities related to identifiable intangibles	(6,123)

$49,287

The purchased and core technology identified above have useful lives ranging between five to seven years, customer relationships have useful lives of nine years, and patents and trademarks have useful lives between ten to thirteen years. Useful lives for identifiable intangible assets are estimated at the time of acquisition based on the periods of time from which the Company expects to derive benefits from the identifiable intangible assets. The identifiable intangible assets are amortized using the straight-line method which reflects the pattern in which the asset is consumed.
At the time of acquisition, Rabbit had a development project in process for the Rabbit 4000 microprocessor. The project involved the design and development of a next-generation microprocessor that would have increased code execution speed, reduced code size, added security features, and integrated Ethernet capabilities. Management estimated that $0.3 million of the purchase price represented the fair value of acquired in-process research and development related to the Rabbit 4000 microprocessor that had not yet reached technological feasibility and had no alternative future uses. This amount was expensed as a non-tax-deductible charge upon consummation of the acquisition.
The Company utilized the income valuation approach to determine the estimated fair value of the acquired in-process research and development. These estimates were based on the following assumptions:
•	The estimated revenues were based upon the Company’s estimate of revenue growth over the next six fiscal years, or the estimated life cycle of the Rabbit 4000 microprocessor, using the assumption that all revenue recorded after that date will be generated from future technologies.

•	The estimated gross margin was based upon historical gross margin for Rabbit’s products, with an increase over time attributable to production synergies.

•	The estimated selling, general and administrative expenses were based on consideration of historical operating expenses as a percentage of sales and Rabbit’s projected operating expenses.

•	The Company believes that projected cash flows for in-process research and development technologies are generally of higher variability and risk than existing technologies and this was considered in determining an appropriate rate of return by which to discount the cash flows generated by in-process research and development.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. ACQUISITIONS (CONTINUED)
The Company anticipates that the Rabbit 4000 microprocessor will be released in March 2006. These estimates described above are subject to change, given the uncertainties of the development process, and no assurance can be given that deviations from these estimates will not occur.
The following unaudited pro forma condensed consolidated results of operations have been prepared as if the acquisition of Rabbit had occurred as of the beginning of fiscal 2004. Pro forma adjustments include amortization of identifiable intangible assets. The pro forma net income for the year ended September 30, 2005 includes the $0.3 million charge related to acquired in-process research and development associated with the Rabbit acquisition.
(in thousands, except per common share amounts)

	Year ended September 30,
	2005	2004
Net sales	$146,289	$138,520
Net income	15,629	7,699
Net income per common share, basic	$0.70	$0.36
Net income per common share, diluted	$0.67	$0.35
The unaudited pro forma condensed consolidated results of operations are not necessarily indicative of results that would have occurred had the acquisition occurred as of the beginning of fiscal 2004, nor are they necessarily indicative of the results that will be obtained in the future.
FS Forth-Systeme GmbH/Sistemas Embebidos S.A.
Effective April 1, 2005, the Company acquired FS Forth-Systeme GmbH/Sistemas Embebidos S.A. (collectively referred to as FS Forth) from Embedded Solutions AG of Germany. FS Forth is a provider of embedded modules, software and development services. The purchase price included a payment of $4.8 million in cash, with contingent consideration of up to $2.0 million payable in installments of $0.8 million on October 1, 2006 and $1.2 million on October 1, 2007 if FS Forth achieves certain future milestones.
The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The purchase price allocation resulted in goodwill of $2.4 million. The Company believes that the FS Forth acquisition resulted in the recognition of goodwill primarily because of the anticipated extension of its commercial device networking module business. FS Forth currently has modules that will immediately add value to the Company’s broader module product line.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. ACQUISITIONS (CONTINUED)
FS Forth’s operating results are included in the Company’s consolidated results of operations from the date of acquisition. The consolidated balance sheet as of September 30, 2005 reflects the allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The table below sets forth the purchase price allocation (in thousands):

Cash	$4,613
Direct acquisition costs	141

$4,754

Fair value of net tangible assets acquired	$1,154
Identifiable intangible assets:
Purchased and core technology	720
Customer relationships	1,290
Goodwill	2,374
Deferred tax liabilities related to identifiable intangibles	(784)

$4,754

The purchased and core technology and customer relationships identified above have useful lives of three years. Useful lives for identifiable intangible assets are estimated at the time of acquisition based on the periods of time from which the Company expects to derive benefits from the identifiable intangible assets. The identifiable intangible assets are amortized using the straight-line method which reflects the pattern in which the asset is consumed.
The Company has determined that the FS Forth acquisition was not material to the consolidated results of operations or financial condition of the Company; therefore, pro forma financial information is not presented.
In June 2001, the Company acquired INXTECH, a French designer and manufacturer of data communications systems sold under the Xcell Technology brand. In October 2000, the Company acquired Inside Out Networks, a developer of data connections products based in Austin, Texas. Both of these acquisitions included contingent purchase price payments based upon the achievement of certain pre-established operational targets. During fiscal 2004, the Company paid an aggregate of $2.0 million of additional cash consideration related to the Inside Out Networks acquisition. During fiscal 2003, the Company paid $2.0 of additional cash consideration related to the INXTECH and Inside Out Networks acquisitions. The additional consideration was accounted for as an addition to goodwill at the time the specified revenues and operating income targets were achieved. There are no outstanding contingent purchase price obligations related to these two acquisitions as of September 30, 2005.
4. GAIN FROM FORGIVENESS OF GRANT PAYABLE
During 2003, the Company recognized a $0.6 million gain as a component of operating income because the Company fulfilled the terms of an investment grant made by the German government which required it to occupy its building in Dortmund, Germany through August 2003.
5. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS — CHANGE IN ACCOUNTING PRINCIPLE
The Company adopted the provisions of FAS 142 as of October 1, 2002. FAS 142 provided that goodwill and other intangible assets with indefinite lives are no longer amortized, but rather are reviewed for impairment at least annually and more frequently in certain circumstances using a two-step process. The first step is to identify a potential impairment and, in transition, this step must be measured as of the beginning of the fiscal year. The second step of the goodwill impairment test measures the amount of the impairment loss (measured as of the beginning of the year of adoption), if any, and must be completed by the end of the Company’s fiscal year.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS — CHANGE IN ACCOUNTING PRINCIPLE     (CONTINUED)
In connection with the adoption of FAS 142, management determined the fair value of each of the Company’s three reporting units as of October 1, 2002 as part of the Company’s adoption of FAS 142 effective that date. Based on this valuation, which utilized a discounted cash flow valuation technique and considered fair values indicated by both the income approach and the market approach, the Company concluded that an impairment was indicated. Accordingly, the Company measured the fair values of the individual assets and liabilities of each reporting unit and determined that there was a total goodwill impairment charge of $43.9 million which the Company recorded in the first quarter of fiscal 2003. The impairment was attributable to the carrying value of goodwill related to three acquisitions, primarily that of NetSilicon. The impairment resulted from significant changes in the Company’s expected future cash flows that resulted from a decline in anticipated future revenues due both to the general downturn in the worldwide economy and to a severe downturn in the networking communications and semiconductor industries. As a result of the downturn in expected future revenues and a substantial decline in the Company’s market capitalization during fiscal 2002, the indicated fair values of the Company’s reporting units had declined substantially since the acquisitions. The charge was reported as a cumulative effect of a change in accounting principle. There was no income tax effect associated with this impairment charge.
Amortized identifiable intangible assets as of September 30, 2005 and 2004 are comprised of the following (in thousands):

	As of September 30, 2005
	Total
	Gross
	carrying	Accum.
	amount	amort.	Net
Purchased and core technology	$41,086	$(26,517)	$14,569
License agreements	2,440	(1,490)	950
Patents and trademarks	5,691	(1,956)	3,735
Customer maintenance contracts	700	(254)	446
Customer relationships	7,803	(1,161)	6,642

Total	$57,720	$(31,378)	$26,342

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
5. GOODWILL AND OTHER IDENTIFIABLE INTANGIBLE ASSETS – CHANGE IN ACCOUNTING PRINCIPLE     (CONTINUED)

	As of September 30, 2004
	Total
	Gross
	carrying	Accum.
	amount	amort.	Net
Purchased and core technology	$31,714	$(22,160)	$9,554
License agreements	2,440	(1,082)	1,358
Patents and trademarks	2,718	(1,351)	1,367
Customer maintenance contracts	700	(184)	516
Customer relationships	2,200	(578)	1,622
Amortization expense for fiscal years 2005, 2004 and 2003 is as follows (in thousands):

Fiscal year	Total
2005	$6,037
2004	$5,617
2003	$6,697
Estimated amortization expense for the next five years is as follows (in thousands):

2006	$7,227
2007	$5,859
2008	$3,997
2009	$2,765
2010	$2,608
The changes in the carrying amount of goodwill for fiscal 2005 and 2004 are as follows (in thousands):

	Fiscal 2005	Fiscal 2004
	Total	Total
Beginning balance, October 1	$5,816	$3,855

Acquisition of Rabbit	30,644	—

Acquisition of FS Forth	2,374	—

Other, primarily contingent purchase price payments and currency translation adjustment	(159)	1,961

Ending balance, September 30	$38,675	$5,816

6. RESTRUCTURING
In fiscal 2003, the Company recorded a $0.6 million decrease in operating expenses due to a change in estimated severance payments accrued in connection with fiscal 2002 restructuring activities. The change in estimate resulted primarily from favorable settlements in 2003 of

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
6. RESTRUCTURING (CONTINUED)
previously agreed upon severance amounts including related legal fees. The restructuring was completed in the second quarter of fiscal 2004 as certain automobile and building lease payments were scheduled to be paid through that date. Cash outlays were funded by cash generated from the Company’s operations. The Company’s restructuring activities are summarized as follows (in thousands):

	Balance at		Change in	Balance at		Balance at
Description	Sept. 30, 2002	Payments	Estimate	Sept. 30, 2003	Payments	Sept. 30, 2004
Digi Restructuring Plan:
– Severance and termination costs	$1,386	$(1,042)	$(344)	$—	$—	$—
– Building closing/lease cancellation fees	72	(56)	(16)	—	—	—
– Cancellation fees for automobile leases	29	(17)	(3)	9	(9)	—
– Legal and professional fees	159	(54)	(100)	5	(5)	—

Subtotal	1,646	(1,169)	(463)	14	(14)	—

NetSilicon Restructuring Plan:
– Severance and termination costs	661	(641)	(20)	—	—	—
– Building closing/lease cancellation fees	161	(41)	(117)	3	(3)	—
– Cancellation fees for automobile leases	36	(36)	—	—	—	—

Subtotal	858	(718)	(137)	3	(3)	—

Totals	$2,504	$(1,887)	$(600)	$17	$(17)	$—

7. SEGMENT INFORMATION AND MAJOR CUSTOMERS
During fiscal 2005, the Company operated in two reportable segments. Effective October 1, 2005, the Company changed its organizational structure to functional reporting to eliminate redundancies in management and infrastructure. In addition, certain intellectual property that was previously utilized primarily in products that comprised the Device Networking Solutions segment has now been integrated throughout the Company’s products in order to provide more functionality and allow for ease of migration to next generation technologies for the Company’s customers. As a result of these changes in organizational structure and use of the Company’s product technology, the Chief Executive Officer, as the chief operating decision maker, now reviews and assesses financial information, operating results, and performance of the Company’s business in the aggregate. Accordingly, effective October 1, 2005, the Company has a single operating and reporting segment and all periods presented have been reclassified to conform to the single reportable segment.
The Company’s revenues consist of products that are in non-embedded and embedded product groupings. Non-embedded products provide external connectivity solutions, while embedded products solutions generally incorporate networking modules or microprocessors that are smaller in size than non-embedded products and are internal to the devices being networked. The products included in the non-embedded product grouping include multi-port serial adapters, network connected products including terminal servers and non-embedded device servers, universal serial bus connected products, and cellular products. The products included in the embedded product grouping include microprocessors and development tools, embedded modules, core modules and single-board computers, and network interface cards. The following table provides revenue by product grouping (in thousands):

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
7. SEGMENT INFORMATION AND MAJOR CUSTOMERS (CONTINUED)

	Net Sales
	2005	2004	2003
Non-embedded	$87,453	$82,896	$78,287
Embedded	37,745	28,330	24,639

Total	$125,198	$111,226	$102,926

The information in the following table is based upon the geographic location of the customer for the years ended September 30, 2005, 2004 and 2003 (in thousands):
Revenue derived by geographic location:

	Year Ended September 30,
	2005	2004	2003
United States	$72,004	$61,881	$66,410
Europe	29,380	23,090	22,842
Asia Pacific	22,167	25,717	13,206
Other international	1,647	538	468

	$125,198	$111,226	$102,926

Net long-lived assets by geographic location:

	As of September 30,
	2005	2004	2003
United States	$76,663	$32,715	$36,014
International, primarily Europe	9,162	6,152	7,477

	$85,825	$38,867	$43,491

The Company’s U.S. export sales comprised 42.5%, 44.2% and 35.5% of net sales for the years ended September 30, 2005, 2004 and 2003, respectively.
The following table identifies customers whose net sales comprised more than 10% of net sales during the years ended September 30, 2005, 2004 and 2003 as well as customers who comprised more than 10% of trade accounts receivable as of September 30, 2005, 2004 and 2003:

	Year Ended September 30,
	2005		2004		2003
	Net Sales %	Accts. Rec. %	Net Sales %	Accts. Rec. %	Net Sales %	Accts. Rec. %
Customer A	*	10.3%	*	24.7%	11.3%	21.8%
Customer B	12.9%	*	15.6%	*	15.2%	12.2%
Customer C	*	*	*	11.6%	*	*
Customer D	*	*	*	10.3%	*	*

*	Represents less than 10% of net sales or trade accounts receivable, as applicable

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
8. SELECTED BALANCE SHEET DATA

As of September 30,
(in thousands)	2005	2004
Accounts receivable, net:
Accounts receivable	$17,769	$11,577
Less allowance for doubtful accounts	872	1,022

	$16,897	$10,555

Inventories, net:
Raw materials	$15,074	$8,767
Work in process	569	96
Finished goods	2,884	2,368

	$18,527	$11,231

Property, equipment and improvements, net:
Land	$2,351	$2,364
Buildings	20,124	20,350
Improvements	2,638	1,960
Equipment	17,484	17,418
Purchased software	9,794	10,237
Furniture and fixtures	1,615	1,320

	54,006	53,649
Less accumulated depreciation and amortization	33,198	35,015

	$20,808	$18,634

Included in equipment at September 30, 2005 is $1.9 million of equipment under capital lease with accumulated depreciation of $0.2 million.
9. FINANCIAL GUARANTEES
The Company, in general, warrants its products to be free from defects in material and workmanship under normal use and service. The warranty periods range from 90 days to five years from the date of receipt. Rabbit products, in general, are warranted for a period of 90 days. The Company has the option to repair or replace products it deems defective due to material or workmanship. Estimated warranty costs are accrued in the period that the related revenue is recognized based upon an estimated average per unit repair or replacement cost applied to the estimated number of units under warranty. These estimates are based upon historical warranty incidents and are evaluated on an ongoing basis to ensure the adequacy of the warranty accrual. The following table summarizes the activity associated with the product warranty accrual for the years ended September 30, 2005, 2004 and 2003 (in thousands):

		Accruals for
Fiscal	Balance at	Warranties	Settlements	Balance at
year	October 1,	issued	made	September 30,
2005	$855	$900 (1)	$(568)	$1,187
2004	$879	$493	$(517)	$855
2003	$895	$461	$(477)	$879

(1)	Includes $97 of warranty liabilities assumed as a result of acquisitions described in Note 3.
The Company is not responsible and does not warrant that customer software versions created by OEM customers based upon the Company’s software source code will function in a particular way, conform to any specifications, are fit for any particular purpose and does not indemnify these customers from any third party liability as it relates to or arises from any customization or modifications made by the OEM customer.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
10. CAPITAL LEASE OBLIGATIONS AND SHORT-TERM BORROWINGS
On May 20, 2005, the Company entered into a short-term note with Wells Fargo in the amount of $21.0 million. This short-term note was used to finance the Rabbit acquisition. Per the terms of the agreement, payment of the outstanding balance was due October 1, 2005; however, the Company had the option to prepay without penalty. The Company paid the note in full on July 15, 2005. Interest was based on the daily LIBOR rate plus 0.35% which ranged between 3.39% and 3.68% from the date of the loan through July 15, 2005.
At the time the Company acquired Rabbit (see Note 3), Rabbit maintained a $5.0 million revolving line of credit with an outstanding balance of $1.3 million. The Company repaid all but $1,000 of this line of credit which is classified as a current short-term borrowing. Borrowings available under the line are based on an asset-based borrowing calculation. On September 30, 2005 the total amount available for disbursement was $4.999 million. Interest is accrued based on one of two options: the one-year LIBOR rate plus 2% or the bank’s prime lending rate. The interest rate as of September 30, 2005 was 7.88%. The line expires January 31, 2006 unless renewed.
During fiscal 2003, the Company entered into a short-term borrowing agreement with Sparkasse Dortmund in the amount of 1.7 million Euros ($2.0 million) at September 30, 2003 at a fixed interest rate of 3.64%. The Company paid off this borrowing on its due date in January 2004.
At the time the Company acquired Rabbit and FS Forth (see Note 3), Rabbit and FS Forth had outstanding capital lease agreements for equipment. The following table summarizes future amounts due under capital leases (in thousands):

Fiscal Year
2006	$507
2007	473
2008	420
2009	307
2010	80

Total minimum payments required	1,787

Less interest on capital lease obligations	(193)

Net minimum principal payments	1,594

Less capital lease obligations, current portion	(413)

Capital leases obligations, net of current portion	$1,181

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
11. INCOME TAXES
The components of the provision (benefit) for income taxes before cumulative effect of accounting change is as follows (in thousands):

	For the years ended September 30,
	2005	2004	2003
Currently payable:
Federal	$(2,325)	$923	$1,544
State	968	700	439
Foreign	623	416	592
Deferred:
U.S.	589	1,266	(548)
Foreign	463	182	(2,050)

	$318	$3,487	$(23)

The net deferred tax asset at September 30 consists of the following (in thousands):

	2005	2004
Current deferred tax asset	$2,892	$2,794
Non-current deferred tax asset	—	3,013
Non-current deferred tax liability	(2,195)	(208)

Net deferred tax asset	$697	$5,599

	2005	2004
Uncollectible accounts and other reserves	$1,765	$1,562
Inventories	984	781
Compensation costs	515	451
Net operating loss carryforwards	3,137	5,656
Tax credit carryforwards	4,246	2,408
Identifiable intangible assets	(9,950)	(5,259)

Net deferred tax asset	$697	$5,599

As of September 30, 2005, the Company had domestic federal net operating loss carryforwards and tax credit carryforwards of approximately $8.5 million and $4.1 million, respectively, which expire at various dates through 2024. All of the $8.5 million of net operating loss carryforwards and approximately $0.8 million of tax credit carryforwards relate to an acquisition and are subject to annual use limitations of $2.8 million, in accordance with provisions of the Internal Revenue Code.
The Company has concluded that it is more likely than not that net deferred tax assets will be realized based on future projected taxable income and the anticipated future reversal of deferred tax liabilities, and therefore no valuation allowance has been established at September 30, 2005. The amount of the net deferred tax assets actually realized, however, could vary if there are differences in the timing or amount of future reversals of existing deferred tax liabilities or changes in the amounts of future taxable income. If the Company’s future taxable income projections are not realized, a valuation allowance would be required, and would be reflected as income tax expense at the time that any such change in future taxable income is determined.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
11. INCOME TAXES (CONTINUED)
The reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate before cumulative effect of an accounting change for the years ended September 30 is as follows:

	2005	2004	2003
Statutory income tax rate	35.0%	35.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal benefits	3.5	3.8	4.4
Utilization of tax credits	(3.4)	(4.8)	(3.4)
Extraterritorial income tax benefit	(3.0)	(3.6)	(2.9)
Non-deductible Rabbit acquisition costs	0.6	—	—
Reversal of tax reserves due to settlement of audit	(31.6)	—	—
Additional NOLs on NetSilicon acquisition	—	—	(6.6)
Reversal of valuation allowance	—	—	(21.5)
Other	0.7	(1.7)	(4.3)

	1.8%	28.7%	(0.3)%

In the first quarter of fiscal 2005, the Internal Revenue Service (IRS) completed an audit of certain of the Company’s prior fiscal years income tax returns, subject to final approval by the Congressional Joint Committee on Taxation. As a result of a settlement agreement associated with this audit, the Company paid $3.2 million to the IRS in the first quarter of fiscal 2005 resulting in a reduction to the income taxes payable liability. In February 2005, the Congressional Joint Committee on Taxation approved the settlement with the IRS. The Company had tax reserves recorded in excess of the ultimate amount settled, resulting in an income tax benefit of $5.7 million in fiscal 2005 representing the excess income tax reserves over the amount paid.
In March 2003, the Company reversed the valuation allowance associated with its German net operating loss carryforwards. The valuation allowance was reversed based upon current and anticipated future taxable income generated by the Company’s German operations. The portion of the valuation allowance related to the German net operating loss carryforwards that was expected to be utilized by the Company during the year ended September 30, 2003 was accounted for by reducing the effective income tax rate for the current year. The portion of the valuation allowance related to the German net operating loss carryforwards that was expected to be utilized by the Company during periods subsequent to September 30, 2003 was accounted for as a discrete event and resulted in an income tax benefit of $1.4 million being recorded during fiscal 2003 as part of deferred tax expense.
12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN
The Company’s Stock Option Plan (the Stock Option Plan) provides for the issuance of nonstatutory stock options (NSOs) and incentive stock options (ISOs) to key employees and nonemployee board members holding not more than 5% of the outstanding shares of the Company’s common stock. The Company’s Non-Officer Stock Option Plan (the Non-Officer Plan) provides for the issuance of NSOs to key employees who are not officers or directors of the Company. The Company’s 2000 Omnibus Stock Plan (the Omnibus Plan) and, together with the Stock Option Plan and the Non-Officer Plan (the Plans), provides for the issuance of stock-based incentives, including ISOs and NSOs, to employees and others who provide services to the Company, including consultants, advisers and directors. Options granted under the Plans will expire if unexercised after ten years from the date of grant. Options granted under the Plans generally vest over a four year service period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
The exercise price for ISOs and non-employee director options granted under the Stock Option Plan or the Omnibus Plan is set at the fair market value of the Company’s common stock based on the closing price on the date of grant. The exercise price for nonstatutory options granted under the Plans is set by the Compensation Committee of the Board of Directors. The authority to grant options under the Plans and set other terms and conditions rests with the Compensation Committee. The Stock Option Plan and Non-Officer Plan terminate in 2006 and the Omnibus Plan terminates in 2010.
The Plans have provisions allowing employees to elect to pay their withholding obligation through share reduction. No employees elected to pay income tax withholding obligations through share reduction during fiscal 2005, 2004 or 2003.
In connection with the acquisition of NetSilicon in fiscal 2002, the Company assumed options to purchase shares of common stock of NetSilicon under the NetSilicon, Inc. Amended and Restated 1998 Director Stock Option Plan, the NetSilicon, Inc. Amended and Restated 1998 Incentive and Non-Qualified Stock Option Plan and the NetSilicon, Inc. 2001 Stock Option and Incentive Plan (the Assumed Plans), which options became exercisable for shares of the Company’s common stock. The Company cannot grant additional awards under these plans.
Stock options and common shares reserved for grant under the Plans and Assumed Plans are as follows (in thousands, except per common share amounts):

			Weighted
	Available For	Options	Average Price per
	Grant	Outstanding	Common Share
Balances, September 30, 2002	2,069	6,152	$9.17

Granted	(818)	818	3.46
Exercised	—	(58)	5.27
Cancelled	751	(1,056)	9.02

Balances, September 30, 2003	2,002	5,856	$8.44

Granted	(640)	640	10.02
Exercised	—	(1,466)	5.86
Cancelled	126	(245)	14.28

Balances, September 30, 2004	1,488	4,785	$9.15

Granted	(635)	635	13.41
Exercised	—	(778)	7.20
Cancelled	97	(131)	12.91

Balances, September 30, 2005	950	4,511	$9.98

Exercisable at September 30, 2003		4,385	$9.47
Exercisable at September 30, 2004		3,869	$9.33
Exercisable at September 30, 2005		3,544	$9.54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
12. STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN (CONTINUED)
At September 30, 2005, the weighted average exercise price and remaining life of the stock options are as follows (in thousands, except remaining life and exercise price):

Options Outstanding				Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
Range of	Options	Contractual Life	Average	Options	Average
Exercise Prices	Outstanding	( In Years)	Exercise Price	Exercisable	Exercise Price
Less than $5.00	290	7.2	$2.75	240	$2.71
$5.00 – $5.99	561	6.0	$5.38	514	$5.37
$6.00 – $6.99	225	5.5	$6.52	198	$6.49
$7.00 – $7.99	485	5.2	$7.26	465	$7.27
$8.00 – $8.99	92	3.2	$8.36	80	$8.31
$9.00 – $9.99	372	7.6	$9.62	352	$9.60
$10.00 – $10.99	1,470	5.4	$10.70	1,141	$10.73
$11.00 – $12.99	267	4.0	$12.00	222	$12.00
$13.00 – $19.99	559	7.8	$14.52	142	$13.94
$20.00 – $27.69	190	3.3	$25.33	190	$25.33

$2.19 – $27.69	4,511			3,544

The Company sponsored Employee Stock Purchase Plan (the Purchase Plan) covers all domestic employees with at least 90 days of service. The Purchase Plan allows eligible participants the right to purchase common stock on a quarterly basis at the lower of 85% of the market price at the beginning or end of each three-month offering period. Employee contributions to the Purchase Plan were $0.5 million, $0.7 million and $0.6 million in the fiscal years ended 2005, 2004 and 2003, respectively. Pursuant to the Purchase Plan, 71,345, 103,875 and 281,111 common shares were issued to employees during the fiscal years ended 2005, 2004 and 2003, respectively. As of September 30, 2005, 252,150 common shares are available for future issuances under the Purchase Plan.
13. SHARE RIGHTS PLAN
The Company has adopted a share rights plan. Each right entitles its holder to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $115, subject to adjustment. The rights are exercisable only if certain ownership considerations are met. The Company will be entitled to redeem the rights prior to the rights becoming exercisable.
14. COMMITMENTS
The Company has entered into various operating lease agreements for office facilities and equipment, the last of which expires in fiscal 2013. The office facility leases generally require the Company to pay a pro-rata share of the lessor’s operating expenses. The following schedule reflects future minimum rental commitments under noncancelable operating leases. These minimum payments have not been reduced by minimum sublease rentals of $0.2 million due in the future under noncancelable subleases.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
14. COMMITMENTS (CONTINUED)

Amount
Fiscal Year	(in thousands)
2006	$1,879
2007	1,626
2008	813
2009	435
2010	421
Thereafter	987

Total minimum payments required	$6,161

The following schedule shows the composition of total rental expense for all operating leases for the years ended September 30, (in thousands):

	2005	2004	2003
Rentals	$1,921	$1,652	$1,562
Less: sublease rentals	(183)	(129)	(109)

	$1,738	$1,523	$1,453

15. EMPLOYEE BENEFIT PLANS
The Company currently has a savings and profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code (the Code), whereby eligible employees may contribute pre-tax earnings, not to exceed amounts allowed under the Code.
Employees may contribute up to 25% of their pre-tax earnings (not to exceed amounts allowed under the Code). The Company provides a match of 100% on the first 3% of each employee’s bi-weekly contribution and a 50% match on the next 2% of each employee’s bi-weekly contribution. In addition, the Company may make contributions to the plan at the discretion of the Board of Directors. The Company provided matching contributions of $0.8 million, $0.8 million and $0.5 million in the fiscal years ended September 30, 2005, 2004 and 2003, respectively.
16. CONTINGENCIES
On April 19, 2002, a consolidated amended class action complaint was filed in the United States District Court for the Southern District of New York asserting claims relating to the initial public offering (IPO) of NetSilicon and approximately 300 other public companies. The complaint names as defendants the Company, NetSilicon, certain of its officers and certain underwriters involved in NetSilicon’s IPO, among numerous others, and asserts, among other things, that NetSilicon’s IPO prospectus and registration statement violated federal securities laws because they contained material misrepresentations and/or omissions regarding the conduct of NetSilicon’s IPO underwriters in allocating shares in NetSilicon’s IPO to the underwriters’ customers. The Company believes that the claims against the NetSilicon defendants are without merit and has defended the litigation vigorously. Pursuant to a stipulation between the parties, the two named officers were dismissed from the lawsuit, without prejudice, on October 9, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
16. CONTINGENCIES (CONTINUED)
In June 2003, the Company elected to participate in a proposed settlement agreement with the plaintiffs in this litigation. If ultimately approved by the Court, this proposed settlement would result in a dismissal, with prejudice, of all claims in the litigation against the Company and against any of the other issuer defendants who elect to participate in the proposed settlement, together with the current or former officers and directors of participating issuers who were named as individual defendants.
Consummation of the proposed settlement remains conditioned upon obtaining approval by the Court. On September 1, 2005, the Court preliminarily approved the proposed settlement, directed that notice of the terms of the proposed settlement be provided to class members, and scheduled a fairness hearing, at which objections to the proposed settlement will be heard. Thereafter the Court will determine whether to grant final approval to the proposed settlement.
If the proposed settlement is not consummated, the Company intends to continue to defend the litigation vigorously. The litigation process is inherently uncertain and unpredictable, however, and there can be no guarantee as to the ultimate outcome of this pending lawsuit. The Company maintains liability insurance for such matters and expects that the liability insurance will be adequate to cover any potential unfavorable outcome, less the applicable deductible amount of $250,000 per claim. As of September 30, 2005, the Company has accrued a liability for the deductible amount of $250,000 which the Company believes reflects the amount of loss that is probable. In the event the Company has losses that exceed the limits of the liability insurance, such losses could have a material effect on the business, or consolidated results of operations or financial condition of the Company.
On April 13, 2004, the Company filed a lawsuit against Lantronix Inc. (Lantronix) alleging that certain of Lantronix’s products infringe the Company’s U.S. Patent No. 6,446,192. The Company filed the lawsuit in the U.S. District Court in Minnesota. The lawsuit seeks both monetary and non-monetary relief. On May 3, 2004, Lantronix filed a lawsuit against the Company alleging that certain of the Company’s products infringe Lantronix’s U.S. Patent No. 6,571,305, in the U.S. District Court for the Central District of California. The lawsuit seeks both monetary and non-monetary relief. On February 7, 2005 Lantronix and Acticon Technologies LLC filed a lawsuit against the Company alleging that certain of the Company’s products infringe U.S. Patent No. 4,972,470. The lawsuit was filed in the U.S. District Court for the Eastern District of Texas. The lawsuit seeks both monetary and non-monetary relief. On May 12, 2005 Lantronix filed a lawsuit against the Company alleging that certain of the Company’s products infringe Lantronix’s U.S. Patent No. 6,881,096. The lawsuit was filed in the U.S. District Court for the Eastern District of Texas. The lawsuit seeks both monetary and non-monetary relief. The Company believes the impact of these disputes on the business, or consolidated results of operations or financial condition of the Company, will not be material.
In the normal course of business, the Company is subject to various other claims and litigation, including patent infringement and intellectual property claims. Management of the Company expects that these various claims and litigation will not have a material adverse effect on the consolidated results of operations or financial condition of the Company.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at	Charged to			Balance at
	beginning	costs and			end of
Description	of period	expenses	Deductions		period

Valuation account — doubtful accounts
September 30, 2005	$1,022	$(123)	$27	(1)	$872
September 30, 2004	1,017	18	13	(1)	1,022
September 30, 2003	1,278	(30)	231	(1)	1,017

(1)	Uncollcctible accounts charged against allowance, net of recoveries
QUARTERLY FINANCIAL DATA (UNAUDITED)
(in thousands, except per common share data)

		Quarter ended
Quarterly Financial Data (unaudited):	Dec. 31	Mar. 31	June 30	Sept. 30
2005
Net sales	$29,470	$29,312	$30,208	$36,208
Gross profit (1)	17,213	17,002	17,258	20,018
Net income	2,961	8,799	2,484	3,421
Net income per common share — basic	0.13	0.39	0.11	0.15
Net income per common share — diluted	0.13	0.37	0.11	0.15

2004
Net sales	$26,307	$27,339	$28,306	$29,274
Gross profit (1)	15,033	15,447	16,185	16,804
Net income	1,647	1,737	2,394	2,885
Net income per common share — basic	0.08	0.08	0.11	0.13
Net income per common share — diluted	0.08	0.08	0.11	0.13

2003
Net sales	$25,528	$25,511	$25,567	$26,320
Gross profit (1)	13,862	13,682	13,724	14,498
Income before income taxes and cumulative effect of accounting change	1,466	1,413	1,740	1,950
Cumulative effect of accounting change (net of income tax benefit of $0)	(43,866)	—	—	—
Net (loss) income	(42,796)	2,504	1,213	1,805
Net income per common share, before cumulative effect of accounting change — basic	0.05	0.12	0.06	0.09
— diluted	0.05	0.12	0.06	0.09
Net loss per common share from cumulative effect of accounting change — basic	(1.99)	—	—	—
— diluted	(1.99)	—	—	—
Net (loss) income per common share — basic	(1.94)	0.12	0.06	0.09
Net (loss) income per common share — diluted	(1.94)	0.12	0.06	0.09

(1)	Amortization of purchased and core technology has been reclassified from general and administrative expenses to a separate line item within cost of sales for all periods presented.
The summation of quarterly net income per common share may not equate to the year-end calculation as quarterly calculations are performed on a discrete basis.